UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ELASTIC N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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elastic | The Search AI Company

Notice of the 2025 Annual General Meeting and Proxy Statement

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time	Place	Record Date
Tuesday, September 30, 2025 5:00 PM, Central European Summer Time	Keizersgracht 281, 1016 ED Amsterdam, the Netherlands	September 2, 2025
To the Shareholders of Elastic N.V.:
Notice is hereby given that an Annual General Meeting of Shareholders (the “Annual Meeting”) of Elastic N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company,” “Elastic,” or “we,” “us,” or “our”), will be held on September 30, 2025, at 5:00 PM, Central European Summer Time (“CEST”), at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. At the Annual Meeting, shareholders will consider the following items of business:

Item 1	Opening and announcements
Item 2	Overview of the Company’s business, financial situation and sustainability
Item 3	Appointment of Ashutosh Kulkarni as an executive director and Steven Schuurman as a non-executive director (voting proposal no. 1)
Item 4
Financial statements and results
a.Discussion of the Company’s financial statements for the fiscal year that commenced on May 1, 2024 and ended on April 30, 2025 (“fiscal year 2025”), including the Dutch statutory board report and annual accounts
b.Proposal to adopt the Dutch statutory annual accounts of the Company for fiscal year 2025 (voting proposal no. 2)

Item 5
Proposal to appoint PricewaterhouseCoopers Accountants N.V. as the external auditor of the Company’s Dutch statutory annual accounts for the fiscal year ending April 30, 2026 (“fiscal year 2026”) (voting proposal no. 3)

Item 6	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2026 (voting proposal no. 4)
Item 7
Proposal to grant full discharge to the executive directors of the Company who were in office during fiscal year 2025 from liability for their duties performed as executive directors of the Company during fiscal year 2025 (voting proposal no. 5)

Item 8
Proposal to grant full discharge to the non-executive directors of the Company who were in office during fiscal year 2025 from liability for their duties performed as non-executive directors of the Company during fiscal year 2025 (voting proposal no. 6)

Item 9	Authorization of the board of directors to issue ordinary shares and grant rights to acquire ordinary shares (voting proposal no. 7)
Item 10	Authorization of the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights (voting proposal no. 8)
Item 11	Authorization of the board of directors to repurchase ordinary shares in the capital of the Company (voting proposal no. 9)
Item 12	Proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement (voting proposal no. 10)
Item 13	Any other business that may properly come before the meeting
Item 14	Closing of the meeting

Each person authorized to attend the Annual Meeting may inspect the agenda of the Annual Meeting and the financial statements, including the Dutch statutory board report, at the Company’s office in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
The board of directors unanimously recommends that you vote “FOR” each director nominee named in voting proposal no. 1 and “FOR” each of the remaining voting proposals as noted above.
The record date for the Annual Meeting (the “Record Date”) is at 5:00 PM, Eastern Daylight Time (“EDT”) (11:00 PM, Central European Summer Time), on September 2, 2025. Only the holders of record of the Company’s shares at that date and time are entitled to receive this Notice of Annual General Meeting of Shareholders (the “Notice of Annual General Meeting”) and to vote at the Annual Meeting.
If you intend to attend the Annual Meeting in person, you must notify the Company by submitting your name and the number of registered shares you hold to the Company’s e-mail address ir@elastic.co by 8:00 PM, EDT, on September 25, 2025. Please read the accompanying proxy statement carefully to ensure that you have proper evidence of share ownership as of September 2, 2025, as we will not be able to accommodate guests without such evidence at the Annual Meeting.
We provide our materials pursuant to the full set delivery option in connection with the Annual Meeting. Under the full set delivery option, a company delivers all proxy materials to its shareholders. The approximate date on which the proxy statement and proxy card are intended to be first sent or given is September 5, 2025. This delivery can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, the Company must also post all proxy materials on a publicly accessible website and provide information to shareholders about how to access that website. Accordingly, you should receive our proxy materials and our Annual Report on Form 10-K for fiscal year 2025 by mail or, if you previously agreed, by e-mail. These proxy materials include this Notice of Annual General Meeting of Shareholders, the proxy statement, and the form of proxy card. These materials are available free of charge on our website at ir.elastic.co and at www.proxyvote.com.
Your vote is important regardless of the number of Elastic ordinary shares that you own. If you do not plan to attend the Annual Meeting and if you are a shareholder of record, please submit your proxy instructions via the Internet or, if you are a holder of shares in street name (a “beneficial owner”), please submit the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the Annual Meeting. You may submit your voting instruction form by mail. If you are a shareholder of record, you may provide your proxy instructions by telephone or by submitting a proxy card by mail. If you are a beneficial owner, you will receive instructions from your broker or other nominee explaining how to instruct the record holder to vote your shares. You should follow the instructions on the voting instruction form you receive from your broker or nominee. You do not need to affix postage to the enclosed reply envelope if you mail it within the United States. If you attend the Annual Meeting, you may withdraw your proxy and vote your shares personally.
All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual Meeting will be tabulated by the secretary designated by the chairperson of the Annual Meeting.
We cordially extend an invitation to all shareholders to attend the Annual Meeting.

If you have any questions concerning the proxy statement, would like additional copies of the proxy statement, or need help voting your Elastic ordinary shares, please contact our Investor Relations department at ir@elastic.co.
Thank you for your ongoing support of Elastic.
By the order of the Board of Directors of Elastic N.V.
Carolyn Herzog
Chief Legal Officer and Corporate Secretary
August 28, 2025

ELASTIC N.V.
PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 30, 2025
Table of Contents | Elastic 2025 Proxy Statement

Table of Contents | Elastic 2025 Proxy Statement

Proxy Statement Voting Proposals Summary
This proxy statement voting summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.
Items of Business
The following table summarizes the proposals to be voted upon at the annual general meeting of shareholders of Elastic N.V. (the “Company,” “Elastic,” “we,” “us” or “our”) to be held on September 30, 2025 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

	Voting Proposals	Board Recommendation	Page Reference
1	Board appointments	FOR each nominee	25
2	Adoption of the Company’s Dutch statutory annual accounts (the “Dutch Statutory Annual Accounts”) for the fiscal year ended April 30, 2025 (“fiscal year 2025”)	FOR	26
3	Appointment of PricewaterhouseCoopers Accountants N.V. as the external auditor of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending April 30, 2026 (“fiscal year 2026”)	FOR	27
4	Ratification of selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2026	FOR	28
5	Grant of full discharge to executive directors	FOR	31
6	Grant of full discharge to non-executive directors	FOR	32
7	Authorization of board of directors to issue ordinary shares and grant rights to acquire ordinary shares	FOR	33
8	Authorization of board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights	FOR	36
9	Authorization of board of directors to repurchase ordinary shares in the capital of the Company	FOR	38
10	Non-binding advisory vote to approve compensation of named executive officers as described in this proxy statement	FOR	39

Proxy Statement Voting Proposals Summary | Elastic 2025 Proxy Statement 1

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The board of directors of the Company is responsible for establishing broad corporate policies and overseeing the overall performance of the Company. The board of directors selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to senior management, and monitors their performance. Members of the board of directors exercise their oversight role by, among other actions, participating in meetings of the board of directors and committees and by reviewing analyses and reports provided to them.
We have a one-tier board of directors, consisting of executive and non-executive directors. The board of directors determines the number of executive and non-executive directors.
The board of directors is currently composed of nine directors. We have two executive directors, our Chief Executive Officer and our Chief Technology Officer, and seven non-executive directors.
We have a classified board of directors in which directors serve for staggered terms. Under the Company’s articles of association, each director may be appointed for a maximum term of three years, provided that the director’s term will lapse immediately after the close of the first annual general meeting held after three years (or less if the term is shorter than three years) have lapsed since the director’s appointment, or until the director’s earlier death, resignation or removal. A director may be reappointed, and the three-year maximum term may be deviated from, by resolution of the general meeting of shareholders upon a proposal of the board of directors.
As discussed under “Board Appointments — Voting Proposal 1,” Mr. Abbasi chose not to stand for re-appointment to the board of directors at the Annual Meeting. Mr. Abbasi has served on our board of directors since July 2022, and we are grateful for his dedication and contributions to our company during this period. Accordingly, following the Annual Meeting, our board of directors will be composed of eight directors, consisting of two executive directors and six non-executive directors.
The following table sets forth the names, ages as of August 21, 2025, and certain other information for each of the directors who are nominees for appointment as a director at the Annual Meeting and for each of the continuing members of our board of directors:
Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 2

Name	Age	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nominees for Director
Ashutosh Kulkarni Executive Director Chief Executive Officer (“CEO”)	50	2022	2025	2028	No (CEO)
Steven Schuurman	49	2012	2025	2028	Yes
Continuing Directors
Shay Banon Executive Director Chief Technology Officer (“CTO”)	47	2012	2027	-	No (CTO)
Chetan Puttagunta Chairperson Lead Independent Director	39	2017	2027	-	Yes	✓		©
Paul Auvil	61	2023	2026	-	Yes	©	✓
Alison Gleeson	60	2020	2026	-	Yes		©
Shelley Leibowitz	64	2021	2027	-	Yes	✓		✓
Caryn Marooney	58	2019	2026	0	Yes		(1)	✓

©	=	Committee Chair

(1) Effective upon completion of Mr. Abbasi’s term at the upcoming Annual Meeting, our board of directors has appointed Ms. Marooney to serve on the Compensation Committee following the Annual Meeting.
The following image sets forth information regarding our board of directors as of the date of this proxy statement.
Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 3

Board Skills and Experience Matrix
We believe that our board of directors should possess a complementary mix of qualifications, expertise, experience, and backgrounds. Our board of directors has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add value to the strategic decisions made by the Company and that enable them to provide effective oversight of management to ensure accountability to our shareholders. The matrix below summarizes some of the most relevant types of experience, qualifications, attributes, and skills shared among our directors who are nominees for appointment as a director at the Annual Meeting and for each of the continuing members of our board of directors.

	Auvil	Banon	Gleeson	Kulkarni	Leibowitz	Marooney	Puttagunta	Schuurman
Industry and IT/Technical Expertise Expertise in the technology industry to oversee our business and address the opportunities and risks we face	✓	✓	✓	✓	✓	✓	✓	✓
Scaling a Cloud Business Experience growing a successful cloud business, reaching multi-billion dollar scale and maturity	✓	✓	✓	✓	✓		✓
CEO Experience Experience as CEO of a publicly traded company		✓		✓
Modern Cloud Technology Expertise Deep knowledge in technology architecture for cloud-based platforms, integrated solutions and customers’ data journey		✓		✓			✓
Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes	✓				✓		✓
Diverse Backgrounds and Experiences, Including International Experience Diverse backgrounds and experiences that provide unique perspectives and enhance decision-making	✓	✓	✓	✓	✓	✓	✓	✓
Cybersecurity / Information Security / Security Expertise to oversee cybersecurity, privacy, and information security management	✓	✓		✓	✓
Sales, Marketing and Brand Management Experience Sales, marketing, and brand management experience to provide expertise and guidance to grow sales and enhance our brand		✓	✓	✓		✓		✓
Human Capital Management Experience attracting and retaining diverse top talent to oversee our people and compensation policies in our competitive environment	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board Experience and Corporate Governance Experience to understand the dynamics and operation of a public company, and corporate governance requirements and compliance	✓	✓	✓	✓	✓	✓	✓
Set forth below is biographical information, as of August 21, 2025, about the persons nominated for appointment at the Annual Meeting and the continuing directors, as well as the qualifications, experience, and skills the board of directors considered in determining that each such person should serve as a director.
Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 4

Nominees for Director

Ashutosh Kulkarni (Chief Executive Officer)
Background and Experience

Ashutosh Kulkarni has served as our CEO since January 2022 and as a member of our board of directors since March 2022. Mr. Kulkarni previously served as our Chief Product Officer (“CPO”) from January 2021 to January 2022.

•Prior to joining us, Mr. Kulkarni served as Executive Vice President and Chief Product Officer, Enterprise Business Group, at McAfee, a digital provider of cyber security services, from October 2018 until December 2020.
•Prior to joining McAfee, Mr. Kulkarni served as Senior Vice President and General Manager at Akamai Technologies, a content delivery network, cybersecurity, and cloud service company, in the Web Performance and Web Security division from August 2016 to October 2018 and in the Web Experience division from August 2015 to August 2016.
•Prior to that service, Mr. Kulkarni held various senior leadership, product management, product marketing and engineering roles at Akamai Technologies, Informatica, and Sun Microsystems.

Age: 50

Education	Qualifications
Mr. Kulkarni earned an M.S. in computer engineering from the University of Texas at Austin, an M.B.A. degree from the University of California, Berkeley and a B.E. in engineering from the University of Mumbai.

The board of directors believes that Mr. Kulkarni is qualified to serve as a member of the Board because of the perspective he brings as our CEO, our former CPO, and his experience as an executive in the technology industry.

Steven Schuurman
Background and Experience

Steven Schuurman co-founded our Company and has served as a member of our board of directors since July 2012 and previously served as our CEO from July 2012 to May 2017. Mr. Schuurman serves on the boards of various private companies and is a private investor in both public and private companies.

Age: 49

Education	Qualifications
Mr. Schuurman holds a B.Sc. in Electrical Engineering from TH Rijswijk, now known as The Hague University of Applied Sciences.
The board of directors believes that Mr. Schuurman is qualified to serve as a member of our board of directors because of his deep understanding of our business, operations, and strategy due to his role as our co-founder and former CEO.

Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 5

Continuing Directors

Shay Banon (Chief Technology Officer)
Background and Experience

Shay Banon co-founded our Company and has served as a member of our board of directors since July 2012 and as our CTO since January 2022. Mr. Banon served as our CEO from May 2017 to January 2022, and as our Chairperson and CEO from June 2018 to January 2022. He previously also served as our CTO from July 2012 to April 2017. Mr. Banon is the creator of our Elasticsearch product.

Age: 47

Education	Qualifications
Mr. Banon holds a B.Sc. in Computer Science from Technion, Israel Institute of Technology.
The board of directors believes that Mr. Banon is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our CTO, our prior CEO and co-founder, and his experience as an executive in the technology industry.

Chetan Puttagunta (Chairperson and Lead Independent Director)
Background and Experience

Chetan Puttagunta has served as a member of our board of directors since January 2017, as our Chairperson since January 2022, and as our Lead Independent Director since June 2018. Mr. Puttagunta has served as General Partner of Benchmark Capital Partners, a venture capital firm, since July 2018.

Age: 39
Nominating and Corporate Governance Committee (Chair) Audit Committee
•From October 2016 until July 2018, Mr. Puttagunta served as a General Partner of New Enterprise Associates, a venture capital firm he joined in April 2011.
•Mr. Puttagunta also serves on the boards of directors of various private companies.

Education	Qualifications
Mr. Puttagunta holds a B.S. in Electrical Engineering from Stanford University.
The board of directors believes that Mr. Puttagunta is qualified to serve as a member of our board of directors because of his knowledge of the technology industry and his extensive experience in the venture capital industry.

Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 6

Paul Auvil
Background and Experience

Paul Auvil has served as a member of our board of directors since October 2023.
•From March 2007 to February 2023, Mr. Auvil served as the CFO of Proofpoint, an enterprise security company that provides software as a service and products for email security, data loss prevention, electronic discovery, and email archiving.
•From September 2006 to March 2007, Mr. Auvil was an entrepreneur-in-residence with Benchmark Capital, a venture capital firm. Prior to that position, from 2002 to July 2006, he served as the CFO at VMware, a virtualization company. Previously, he served as the CFO for Vitria Technology, an eBusiness platform company, and held various executive positions at VLSI Technology, a semiconductor and circuit manufacturing company, including Vice President of the Internet and Secure Products Division.
•Mr. Auvil previously served on the board of directors of 1Life Healthcare (doing business as One Medical) from September 2019 to February 2023, when it was acquired by Amazon.
•Mr. Auvil currently also serves on the board of directors of Cerebras, an artificial intelligence chipmaker, where he is the audit committee chair.

Age: 61
Audit Committee (Chair) Compensation Committee

Education	Qualifications
Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.
The board of directors believes that Mr. Auvil is qualified to serve as a member of our board of directors because of his prior experience as CFO of public technology companies and his current and prior executive and directorship experience for multiple large public and private technology companies.

Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 7

Alison Gleeson
Background and Experience

Alison Gleeson has served as a member of our board of directors since January 2020. She has served as Special Advisor and Operating Committee Member at Brighton Park Capital, an investment firm, since October 2019.

•From August 2021 to July 2025, Ms. Gleeson served as a sales strategic advisor to Verkada, a professional monitoring and video verification threat detection company.
•From November 2018 to September 2019, Ms. Gleeson was a private investor.
•From January 1996 to October 2018, Ms. Gleeson served in various roles with Cisco, a provider of software-defined networking, cloud and security solutions, most recently as Senior Vice President, Americas from July 2014 to October 2018.
•Ms. Gleeson currently also serves on the boards of directors of 8x8, a cloud-based provider of voice over IP products, where she is the compensation committee chair, ZoomInfo Technologies, a comprehensive sales and marketing intelligence software-as-a-service platform, where she is the nominating and corporate governance committee chair and a member of the compensation committee, and various private companies.

Age: 60
Compensation Committee (Chair)

Education	Qualifications
Ms. Gleeson holds a B.A. in Marketing from Michigan State University.	The board of directors believes that Ms. Gleeson is qualified to serve as a member of our board of directors because of her prior executive and go-to-market experience for a large public company.

Shelley Leibowitz
Background and Experience

Shelley Leibowitz has served as a member of our board of directors since October 2021. Ms. Leibowitz has served since January 2016 as President of SL Advisory, which provides advice and insights in innovation and digital transformation, information technology portfolio and risk management, digital trust, performance metrics, and effective governance.

•From 2009 through 2012, Ms. Leibowitz served as Chief Information Officer for the World Bank Group.
•Prior to that service, Ms. Leibowitz held Chief Information Officer positions at leading financial institutions, including Morgan Stanley, a global financial services firm, and Greenwich Capital Markets, a fixed income financial services firm.
•She currently serves as a director of Morgan Stanley. Previously she served as a director of Massachusetts Mutual Life Insurance Company, an insurance and financial services provider, from October 2019 to April 2021, E*Trade Financial Corporation, a financial services company, from December 2014 to October 2020, and AllianceBernstein Holding L.P., a global asset management firm, from November 2017 to June 2019.
•Ms. Leibowitz also serves on the boards of directors of private companies in the cybersecurity and risk arenas.

Age: 64
Audit Committee Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Leibowitz holds a B.A. in Mathematics from Williams College.
The board of directors believes that Ms. Leibowitz is qualified to serve as a member of our board of directors because of her current and prior executive and directorship experience and extensive leadership and experience in technology services, digital transformation, and information security.

Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 8

Caryn Marooney
Background and Experience

Caryn Marooney has served as a member of our board of directors since April 2019. She has served as a General Partner of Coatue Management, a technology-focused venture capital firm, since November 2019.

•From May 2011 to May 2019, Ms. Marooney served in various roles at Meta (formerly Facebook), a social networking and technology company, most recently serving as Vice President, Global Communications from March 2012 to May 2019.
•From June 1997 to March 2011, Ms. Marooney served in various roles, including President and CEO, with The OutCast Agency, a public relations firm.
•Ms. Marooney served as a member of the board of directors of Zendesk, a software development company that provides a software-as-a-service customer service platform, from January 2014 to May 2020.
•Ms. Marooney also serves on the boards of various private companies.

Age: 58
Nominating and Corporate Governance Committee

Education	Qualifications
Ms. Marooney holds a B.S. in Labor Relations from Cornell University.
The board of directors believes that Ms. Marooney is qualified to serve as a member of our board of directors because of her prior executive experience and her experience advising technology companies.

Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 9

Director Independence
Under the rules of the New York Stock Exchange (“NYSE”), on which our ordinary shares are listed, independent directors must constitute a majority of a listed company’s board of directors, as determined by the board of directors in accordance with the NYSE rules. Under those rules, to determine that a director is independent, the board of directors must determine that the director has no material relationship with the listed company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company. When assessing the materiality of a director’s relationship, if any, with the listed company, the board of directors must consider materiality from the standpoint of the director and from the standpoint of persons or organizations with which the director has an affiliation.
In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Compensation committee members may not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered independent for purposes of Rule 10A-3, members of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out their responsibilities on the board of directors. In its determination, the board of directors considered information requested from and provided by each director concerning their background, employment and affiliations, including family relationships and beneficial ownership of our shares. As a result of this review, our board of directors determined that each of our seven non-executive directors, consisting of Messrs. Abbasi (who is not standing for re-appointment, Auvil, Puttagunta, and Schuurman, and Mses. Gleeson, Leibowitz, and Marooney, are independent under the rules of the NYSE and our corporate governance guidelines, which incorporate the director independence standards of those rules. The board of directors further determined that the current members of our Compensation Committee and our Audit Committee met the additional independence requirements for membership on the committees specified in the rules of the NYSE and Rule 10A-3 under the Exchange Act.
In addition to the independence requirements under the NYSE rules, the Dutch Corporate Governance Code (the “DCGC”) requires a majority of the non-executive directors of our board of directors, a majority of the members of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and the Lead Independent Director to be independent. The DCGC provides for a definition of an “independent director” that differs from the definition under the NYSE rules and assesses only independence of non-executive directors. A non-executive director of the Company is considered not independent under the DCGC if the director or the director’s spouse, registered partner or life companion, foster child or relative by blood or marriage up to the second degree:
•has been an employee, managing director, or executive director of the Company in the five years prior to appointment;
•has received personal financial compensation from us for work not in keeping with the normal course of business;
•has had an important business relationship with the Company in the year prior to appointment;
•is a member of the management board of a company in which an executive director of the Company is a supervisory board member;
Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 10

•has temporarily performed management duties for us during the previous twelve months in the absence or incapacity of management board members;
•is a major shareholder of the Company (holding at least 10% of the issued and outstanding share capital of the Company); or
•represents one or more major shareholders.
The first five criteria specified above may apply to at most one non-executive director. The total number of non-executive directors who are not independent under this definition should account for less than half of the total number of non-executive directors. There may be at most one non-executive director who can be considered to be affiliated with or representing any shareholder, or group of affiliated shareholders, that directly or indirectly holds more than 10% of the Company’s issued and outstanding share capital. Our board of directors has determined that it complies with the independence requirements of the DCGC.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines that address matters such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics (“Code of Conduct”) that applies to all of our employees, officers, and directors, including our CEO, CFO, and other executive and senior financial officers. The full text of our corporate governance guidelines and our Code of Conduct is available on our website at ir.elastic.co.
Board Leadership Structure and Role of the Independent Chairperson and Lead Independent Director
As noted above, our one-tier board structure currently consists of two executive directors and seven non-executive directors. Additionally, our articles of association provide for one of our independent, non-executive directors to be designated as Lead Independent Director by our board of directors. The role of Chairperson and Lead Independent Director may, but is not required to, be fulfilled by the same individual.
Our board of directors has designated Mr. Puttagunta to serve as our Chairperson and Lead Independent Director. As Chairperson of our board of directors and Lead Independent Director, Mr. Puttagunta presides at all meetings of the board of directors, presides over executive sessions of our independent directors, presides as chairperson of our general meeting (or if not present, may designate another non-executive director for that purpose), serves as a liaison between our executive directors and our independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate and as required by the DCGC, our articles of association and board rules governing the internal proceedings of the board of directors.
Our articles of association also provide that one of our non-executive directors may be designed as Vice-Chairperson by our board of directors. Our board of directors has designated Mr. Abbasi to serve as our Vice-Chairperson. The Vice-Chairperson is entrusted with the duties of Lead Independent Director if the Lead Independent Director is absent or unable to fulfill the duties of the position.
The DCGC requires that, in addition to meeting the DCGC independence requirements summarized above, the Lead Independent Director may not be a former executive director of our Company.
Under the Company’s current leadership structure, the position of Chairperson is separated from the position of CEO, and the positions of Chairperson and Lead Independent Director are held by an independent, non-executive director with broad authority who is supported by a Vice-Chairperson who also is an independent, non-executive director, The board of directors believes that this leadership structure remains appropriate at this time and currently provides the most effective leadership for Elastic in a highly competitive and rapidly changing technology industry. We believe that separation of the positions of our Chairperson from the CEO reinforces the independence of the board of directors in its oversight of the business and affairs of the Company. The balance of responsibilities between our CEO
Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 11

and our Chairperson facilitates the active participation of our independent directors in our governance and enables our board of directors to provide more effective oversight of management. Non-executive directors and members of management sometimes have different perspectives and roles in strategy development. Our non-executive directors bring to deliberations of the board of directors experience, oversight and expertise from outside of our Company, while our CEO brings Company-specific experience and expertise. In addition, we believe that having an independent Chairperson creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to assess whether management’s actions are in the best interests of the Company and its stakeholders.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with members of the senior management team at quarterly meetings of our board of directors, as well as at such other times as deemed appropriate, where, among other topics, they discuss strategy and risks facing the Company.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk.
Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Additionally, our Audit Committee reviews and discusses with management the adequacy and effectiveness of the Company’s information and technology security and privacy policies and the internal controls regarding information and technology security, cybersecurity, and privacy.
Our Compensation Committee, in consultation with management and the Committee’s independent compensation consultant, at least annually assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for all employees, including our executive officers and other senior management. Based on its most recent assessment, our Compensation Committee believes that our compensation programs, policies and practices do not encourage excessive and unnecessary risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company or its operations.
Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and other aspects of corporate governance.
Our full board of directors reviews strategic and operational risk in the context of reports from the management team, regularly receives reports on significant committee activities, evaluates the risks inherent in significant transactions, and provides guidance to management.
Management Succession Planning
Our board of directors and the Nominating and Corporate Governance Committee review the risks associated with our executive management team to ensure succession plans are in place. Pursuant to
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our corporate governance guidelines and the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee, in consultation with the full board of directors, is primarily responsible for succession planning for the role of CEO, including developing plans for interim succession for the CEO in the event of an unexpected occurrence. In addition, the Nominating and Corporate Governance Committee works with the CEO and the board of directors to plan for succession of executive directors and non-executive directors and other members of the Company’s executive management team, as well as to develop plans for interim succession of each of the other executive directors and non-executive directors or other members of the Company’s executive management team, in the event of an unexpected occurrence. The Nominating and Corporate Governance Committee also periodically reviews the succession planning process for the CEO, executive directors, non-executive directors, and any other members of our executive management team, reports its findings and recommendations to the board of directors, and assists the board of directors in evaluating potential successors.
Board Meetings
During fiscal year 2025, the board of directors held four meetings (including regularly scheduled and special meetings), and all of our directors attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which they served and (ii) the total number of meetings held by all committees of our board of directors on which they served during the periods for which they served. During fiscal year 2025, the board of directors also acted by written consent in lieu of a meeting.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders, we encourage our directors to attend these meetings. All of our nine directors then serving on the board attended the annual general meeting of shareholders on October 1, 2024.
Committees of Board of Directors
Our board of directors has the authority to appoint committees to perform certain management and administrative functions. In accordance with the NYSE rules, our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Under the NYSE rules, executive directors may not be members of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee. Additionally, under the DCGC, the Audit Committee and the Compensation Committee may not be chaired by the Lead Independent Director or by a former executive director. Our board of directors may from time to time establish ad hoc committees.
We have posted the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, as amended from time to time, on our website at ir.elastic.co.
Audit Committee
Our Audit Committee is composed of Messrs. Auvil and Puttagunta and Ms. Leibowitz, each of whom is a non-executive member of our board of directors. Mr. Auvil is the chair of our Audit Committee. Our board of directors has determined that each member of our Audit Committee satisfies the requirements for independence and financial literacy under the rules of the NYSE and the U.S. Securities and Exchange Commission (“SEC”). Our board of directors has also determined that Mr. Auvil qualifies as an “audit committee financial expert” as defined in the rules of the SEC and possesses accounting or related financial management expertise as required under the NYSE rules. The Audit Committee is responsible for exercising oversight with respect to the following matters, among others:
•our accounting and financial reporting processes;
•the integrity and audits of our consolidated financial statements and financial reporting process;
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•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with our policies related to such matters, and our policy in respect of tax planning;
•the engagement and retention of the registered independent public accounting firm to audit our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the recommendation for nomination by our board of directors for the instruction (appointment) by our general meeting of an external auditor to audit the Dutch Statutory Annual Accounts and board report, and the evaluation of the qualifications, independence, and performance of the independent public accounting firm, including the provision of non-audit services;
•the application of information and communication technology;
•the role and performance of our internal audit function;
•significant cybersecurity matters and concerns, including information security, data protection, related legal and regulatory matters and compliance, and the impact of cybersecurity incidents and responses to such incidents;
•significant tax and treasury matters, including, among others, tax planning and compliance, cash management, investing activities and currency exposures and approval of policies related to such matters;
•review of all related person transactions in accordance with our related person transactions policy;
•our overall risk profile; and
•such other matters as are specifically delegated to our Audit Committee by our board of directors from time to time.
During fiscal year 2025, our Audit Committee held eight meetings and also acted by unanimous written consent.
Compensation Committee
Our Compensation Committee is composed of Ms. Gleeson and Messrs. Abbasi and Auvil, each of whom is a non-executive member of our board of directors. Ms. Gleeson is the chair of our Compensation Committee. Because Mr. Abbasi is not standing for re-appointment, upon completion of his term at the upcoming Annual Meeting, our board of directors has appointed Ms. Marooney to serve on the Compensation Committee following the Annual Meeting. Following the Annual Meeting, our Compensation Committee will be composed of Ms. Gleeson, as chair, and Mr. Auvil and Ms. Marooney. Our board of directors has determined that each current and prospective member of our Compensation Committee meets the requirements for independence under the rules of the NYSE and the SEC and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for the following matters, among others:
•reviewing and approving the compensation, including equity compensation, change-in-control benefits and severance arrangements, of our executive officers (other than the executive directors) and other senior management and overseeing their performance;
•reviewing and making recommendations to our board of directors with respect to the compensation of our directors;
•reviewing and making recommendations to our board of directors with respect to our executive compensation policies and plans;
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•implementing and administering our incentive and equity-based compensation plans;
•determining or, with respect to our executive directors, recommending to the board of directors the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers, and other employees pursuant to these plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements and evolving regulations related to such requirements;
•producing a report on executive compensation to be included in our annual proxy statement;
•assisting our board of directors in producing the compensation report to be included in our annual report filed in the Netherlands and to be posted on our website in accordance with best practices of the DCGC;
•reviewing matters related to human capital management, including corporate culture, employee engagement, recruitment, and talent management; and
•attending to such other matters as are specifically delegated to our Compensation Committee by our board of directors from time to time.
During fiscal year 2025, our Compensation Committee held four meetings and also acted by unanimous written consent.
During fiscal year 2025, the Compensation Committee retained the services of Compensia, Inc. (“Compensia”) and Semler Brossy Consulting Group LLC (“Semler Brossy”) to advise on executive compensation matters, including competitive market pay practices for our named executive officers and the composition of our compensation peer group. The terms of each consultant’s engagement include reporting directly to the Compensation Committee chair. The consultants also coordinated with our management for data collection and job matching for our executive officers. In fiscal year 2025, each of Compensia and Semler Brossy provided only compensation-related services for us.
The Compensation Committee has evaluated each of Semler Brossy and Compensia’s independence from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during fiscal year 2025. Based on this review, as well as consideration of the factors affecting independence set forth in the rules of the SEC and NYSE relating to the independence of the Compensation Committee’s compensation advisors, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Semler Brossy and Compensia.
For additional information about the roles of each of our Compensation Committee, our management, and our compensation consultants in our compensation process, see “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process” below.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Mr. Puttagunta and Mses. Leibowitz and Marooney, each of whom is a non-executive member of our board of directors. Mr. Puttagunta is the chair of our Nominating and Corporate Governance Committee. Our board of directors has determined that each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for the following matters, among others:
•identifying, recruiting, and recommending to our board of directors qualified candidates for appointment as directors and recommending nominees for appointment as directors at our annual general meeting of shareholders;
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•developing and recommending to our board of directors corporate governance guidelines as set forth in our rules of the board of directors, including the Nominating and Corporate Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;
•overseeing compliance with legal and regulatory requirements applicable to us;
•reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;
•recommending to our board of directors nominees for each committee of our board of directors;
•annually facilitating the assessment of our board of directors’ performance as a whole and of the individual directors, and the performance of our committees of the board of directors as required by applicable law, regulations, corporate governance guidelines, and exchange listing standards;
•overseeing, and periodically reviewing, our environmental, social and governance activities, programs and public disclosure, including in light of any feedback received from relevant stakeholders of the Company; and
•overseeing our board of directors’ evaluation of executive officers.
During fiscal year 2025, our Nominating and Corporate Governance Committee held two meetings and also acted by unanimous written consent.
Environmental, Social, and Governance Matters
In our environmental, social, and governance (“ESG”) efforts, we seek to address relevant societal and sustainability challenges with transparency and accountability in our efforts to drive impactful long-term value. We measure our progress against the Sustainability Accounting Standards Board (SASB) standards for the Software and IT Services industry, IFRS S2 climate-related disclosure standard, and relevant United Nations Sustainable Development Goals (UN SDGs), with a focus on ESG-related impacts, risks, and opportunities. We organize our efforts around four core ESG pillars: social impact, governance, environmental impact, and our products' societal impact. We believe that operating Elastic in an environmentally and socially responsible manner, while employing principled, effective, and transparent governance practices, will help drive sustainable long-term value for all of our stakeholders, including our shareholders, employees, customers, creditors, and communities.
ESG Oversight
At the board of directors level, our Nominating and Corporate Governance Committee is tasked with oversight for our sustainability and ESG activities, programs, and disclosures. Additionally, we have established an ESG and Sustainability steering committee consisting of several senior executives with responsibility for functional areas covering our ESG activities. Supporting the ESG and Sustainability steering committee is a cross-functional Sustainability Operating Committee and legal ESG working group. These groups seek to provide strategic direction and applicable approvals to our cross-functional ESG working group, which implements ESG initiatives throughout Elastic and contributes to developing ESG disclosures. These committees also provide updates to the Nominating and Corporate Governance Committee and the board of directors. In fiscal year 2025, we established a legal ESG working group, where members of our legal and business integrity team collaborate closely with sustainability team members to monitor emerging regulatory requirements and prepare for compliance across our operating jurisdictions.
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Environment
We believe that environmentally responsible operating practices are important to generating value for our stakeholders, being a good partner to our customers, and being a good employer to our employees.
As a company that is distributed and does not have a traditional in-office workforce, we minimize employee commuting and we operate with a relatively low office energy use footprint. We are also focused on managing greenhouse gas emissions in order to do our part to help ensure a more stable and secure future. We have implemented programs that address our direct operational impacts as well as the largest sources of impacts across our value chain.
While we have physical office spaces throughout the world, we strive to limit the amount of space used to what is necessary to support our operations globally, which minimizes office energy and water consumption and waste generation. Further, our workplace team runs several in-office initiatives with the aim of reducing our environmental impacts on a daily basis, including plastic water bottle removal, packaging reduction, in-office recycling, bio-waste reduction and energy and water management.
We do not have our own data centers. Instead, for Elastic Cloud offerings, we strategically partner with leading cloud service providers, including Amazon Web Services, Google Cloud, and Microsoft Azure. These industry leaders are committed to minimizing the environmental impact of their global cloud platforms.
Social Impact (Human Capital Management)
We believe that our employees (whom we call “Elasticians”) and our culture are vital to Elastic’s long-term success. We support both with human capital management efforts focused on:
•attracting, engaging, and retaining a talented employee base that values different perspectives, experiences, and backgrounds;
•facilitating strong employee engagement;
•promoting continuous employee learning and development; and
•providing a comprehensive total rewards package that seeks to offer fair and consistent pay practices with an emphasis on employee well-being.
Our management regularly updates our board of directors and its committees on human capital trends and employee-focused activities and initiatives.
We have presented a more detailed discussion of our human capital management goals and activities in our Annual Report on Form 10-K for fiscal year 2025 delivered to our shareholders together with this proxy statement.
Governance
Corporate Governance Practices and Policies
We believe it is the duty of the board of directors to serve our shareholders and our other stakeholders in overseeing the management of the Company’s business. To fulfill its responsibilities, the board of directors is guided by the procedures and standards set forth in our corporate governance guidelines, board rules, Code of Conduct and other governance policies. We require employees to certify their compliance with the Code of Conduct and complete mandatory training on the Code of Conduct, which addresses whistleblowing, anti-harassment, discrimination, and anti-retaliation, among other key policies and standards. We also maintain an ethics and compliance hotline where individuals can confidentially and anonymously raise concerns without fear of harassment, discrimination, or retaliation. We review concerns raised through the hotline or other reporting channels to determine whether a formal
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investigation or other action is warranted. You can find Elastic governance documents, key compliance policies, and our ethics and compliance hotline on our website at www.elastic.co.
Our efforts for effective corporate governance are supported by the following practices and policies:
•All of our non-executive continuing directors and director nominees standing for appointment at the Annual Meeting are independent under the rules of the NYSE.
•The Chairperson of our board of directors is independent.
•Our board of directors has both a Lead Independent Director and a Vice-Chairperson, both of whom are independent.
•All of our board committees are composed solely of independent directors.
•The functioning of our board of directors and board committees, including the leadership structure of our board of directors, is evaluated at least annually.
•Our key corporate governance and compliance policies are reviewed regularly.
•Our board of directors and its committees may hire outside advisors independent of management.
•Our policies, including the Code of Conduct and our Anti-bribery & Gifts and Entertainment Policy, set forth guiding principles to comply with the Foreign Corrupt Practices Act of 1977 and other anti-corruption and anti-bribery laws to which we may be subject.
•Our insider trading policy contains anti-hedging and anti-pledging provisions.
•Our share ownership policy contains ownership requirements aimed to align the interests of our directors and senior management with the interests of long-term stakeholders.
•We maintain a cash and equity clawback policy for members of our board of directors pursuant to Dutch corporate law as well as a clawback policy for executive officers pursuant to NYSE rules.
Privacy and Information Security
We are committed to the highest ethical standards and strive to comply with all applicable laws and safeguard all data entrusted to us. Elastic’s privacy and security program leverages technology and robust governance practices in an effort to protect data. We have a dedicated global privacy legal and compliance team reporting to our vice president of business integrity, as well as our chief information security officer, and experienced security operations teams. We invest in technical, organizational, and administrative measures throughout our infrastructure, including our cloud offerings, to protect the data entrusted to us. Elastic’s program includes transparency, physical and logical controls, vulnerability monitoring, data availability, supply-chain risk management and a legal compliance framework designed to uphold individuals’ privacy rights and address applicable laws and regulations relating to privacy and information security.
Vendor Code of Conduct
Our commitment to responsibly managing and partnering with our suppliers is embodied in our Global Vendor Code of Conduct (“GVCC”), which applies to all suppliers of products or services to Elastic. Through the GVCC, we seek to require our suppliers to operate with honesty and integrity and comply with all applicable laws and regulations, including the same standards we have set for ourselves for
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complying with human rights and labor laws and standards. The full text of our GVCC is available on our website at elastic.co/trust/business-integrity.
Shareholder Engagement
We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand their priorities and concerns. We believe that ongoing engagement builds mutual trust and alignment with our shareholders and is essential to our long-term success.
We consider our history of actively engaging with and listening to our shareholders, and regularly providing shareholders with opportunities to deliver feedback through our shareholder engagement program, to represent a vital part of our overall corporate governance program and a source of long-term value. Our Investor Relations team, often with participation by our Chief Executive Officer and Chief Financial Officer as well as other business leaders, regularly meets with investors, prospective investors, and investment analysts. Our Investor Relations team regularly communicates topics discussed with shareholders and shareholder feedback to senior management, which in turn is discussed with our board of directors. We believe that our approach to engaging directly and openly with our shareholders drives increased corporate accountability, improves decision making, and ultimately helps create sustainable long-term value for our stakeholders.
In fiscal year 2025, we engaged with institutional shareholders to discuss a variety of topics, including:
•business strategy;
•financial performance;
•technology initiatives and product innovation;
•corporate governance;
•executive and director compensation;
•human capital and talent;
•environmental policy and sustainability, including board oversight of ESG matters; and
•board composition.
Product Societal Impact
Elastic, the Search AI Company, is committed to building products that create a positive societal impact. The Elastic Search AI Platform (“our platform”) combines the precision of search with the intelligence of AI to help our customers and community solve real-time business problems, unlock potential value, and achieve better outcomes. Our platform, available as either a cloud service or a self-managed software, allows our customers to find insights and drive AI and machine learning use cases from large amounts of data. The company’s open-source roots allow Elastic to provide its solutions to a large community of users for free. This encourages innovation and efficiency to operate at scale for both non-profit organizations and for-profit customers. We believe Elastic’s solutions have allowed our customers to positively impact society in various ways, including by enabling human security and combating trafficking, reducing carbon emissions, and providing energy-savings through efficient and reduced power consumption.
Elastic Community Engagement
At Elastic, community matters. We recognize that our team extends beyond our employees to our community of users, which includes everyone who uses our software. Our users interact with us on our website and forums and on X, GitHub, Stack Overflow, LinkedIn, YouTube, Facebook, Slack, Reddit, Instagram, Bluesky, and more. To build products that best meet our users’ needs, we focus on, and invest
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in, continuing to build a strong community. Each download of our platform is a new opportunity to educate our next contributor, hear about a new use case, explore the need for a new feature, or meet a future member of the team.
To recognize the contributions of our community members, we have an Elastic Contributor Program to recognize the hard work of our valued contributors, encourage knowledge sharing within the Elastic community and build friendly competition around contributions. Through programs such as the Elastic Contributor Program and Elastic Excellence Awards, we aim to acknowledge our valued community members.
Policies Governing Director Nominations
Director Nomination Process
Our board of directors is responsible for selecting nominees to the board of directors, who are then appointed by shareholders. The board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate. The committee makes recommendations to the board regarding the size and composition of the board of directors. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the board of directors accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members and the resignation of members for purposes of obtaining the appropriate members and skills. The committee recommends, and our board of directors makes a binding nomination for, a candidate to stand for appointment as director by the meeting of shareholders.
Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by shareholders, or through such other methods as the committee deems to be helpful to identify candidates. Candidates recommended by shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the board. The committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The committee then discusses and evaluates the qualifications and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the committee recommends candidates as director nominees to our board of directors. The board of directors considers the committee’s recommendation and determines whether to make a binding nomination for appointment of the candidate by the meeting of shareholders.
Shareholders may submit proposals related to the composition of the board of directors as provided in our articles of association and by Dutch law. Such proposals are forwarded to the chair of the Nominating and Corporate Governance Committee for consideration.

Directors are appointed by the annual general meeting of shareholders (or an extraordinary meeting of shareholders) at the binding nomination of the board of directors. Additionally, if a binding nomination of the board of directors has been overruled and a subsequent non-binding nomination by the board of directors has been rejected, shareholders may propose a resolution to appoint a board member who was not nominated by the board of directors. Any such resolution requires at least a two-thirds majority of the votes cast at the annual general meeting, provided such majority represents more than half of our outstanding share capital.

Qualifications
In recommending candidates to the board of directors, the Nominating and Corporate Governance Committee takes into consideration the board of directors’ criteria for selecting new directors described above, as well as such factors as the candidate’s integrity, judgment, intelligence, and ability to devote adequate time to duties of the board of directors. The committee does not assign specific weights to
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particular criteria. No particular criterion is a prerequisite for any candidate. We believe that our board of directors should possess a complementary mix of qualifications, expertise, experience, and backgrounds. For the board of directors to fulfill its responsibilities, the committee believes the board should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.
Communication with the Board
The Company has established a process for shareholders, other stakeholders and other interested parties who wish to communicate with our board of directors, or with an individual member or members of our board of directors. Shareholders, other stakeholders and other interested parties who wish to communicate with our board of directors may write to our board of directors at the address of the Company’s registered office at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. These communications will be reviewed by our Chief Legal Officer and will be presented to our board of directors at the discretion of our Chief Legal Officer, in consultation with appropriate directors, as necessary. Certain items that are unrelated to our board of directors’ duties and responsibilities may be excluded, such as mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material. The full text of our stakeholder engagement policy, including information regarding how to contact our non-management directors, is available on our website at ir.elastic.co.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee during our fiscal year 2025 was or has formerly been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation Committee or our board of directors.
Non-Executive Director Compensation
Each non-executive director is eligible to receive compensation for service on the board of directors and its committees consisting of annual cash retainers and equity awards. Our board of directors has the discretion to revise non-executive director compensation as it deems necessary or appropriate, in accordance with our remuneration policy as previously adopted by an annual general meeting of shareholders (the “Remuneration Policy”).
Cash Compensation. For fiscal year 2025, all non-executive directors were eligible to receive the following cash compensation for their services:
•$35,000 per year for service as a board member;
•$20,000 per year additionally for service as Lead Independent Director;
•$25,000 per year additionally for service as chair of the Audit Committee;
•$10,000 per year additionally for service as an Audit Committee member;
•$15,525 per year additionally for service as chair of the Compensation Committee;
•$8,000 per year additionally for service as a Compensation Committee member;
•$11,000 per year additionally for service as chair of the Nominating and Corporate Governance Committee; and
•$5,000 per year additionally for service as a Nominating and Corporate Governance Committee member.
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All cash payments to non-executive directors, or the retainer cash payments, are paid quarterly in arrears on a pro-rated basis.
Equity Compensation. For fiscal year 2025, our non-executive directors were eligible for nondiscretionary, automatic grants of restricted stock units, except for any non-employee director who either (i) beneficially owns more than 2% of the outstanding and issued share capital of the Company, or (ii) is a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company.
•Initial award. Any eligible non-executive director is granted an initial award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 pro-rated for the amount of time that remains in the 12-month period prior to the next scheduled annual general meeting of the Company’s shareholders (or if the date of such annual general meeting of the Company’s shareholders is not known, the one-year anniversary of the most recent Annual Award referred to below granted to non-executive directors), rounded down to the nearest whole share (the “Initial Award”). The shares underlying the Initial Award will settle on the earlier of (i) the one-year anniversary of the date the Initial Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Initial Award is granted, subject to continued service through the applicable vesting date.
•Annual award. For fiscal year 2025, on the date of the general meeting of the Company’s shareholders, each eligible non-executive director was eligible to be granted an award of restricted stock units covering a number of shares having a grant date fair value equal to $200,000 (the “Annual Award”). The shares underlying the Annual Award will settle on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual general meeting of our shareholders next following the date the Annual Award is granted, subject to continued service through the applicable vesting date.
The grant date fair value is computed in accordance with GAAP.
Any award of restricted stock units granted under our non-executive director compensation policy will fully vest and become exercisable in the event of a change in control, as defined in our Amended and Restated 2012 Stock Option Plan (the “Stock Plan”), provided that the director remains a director through such a change in control. Further, our Stock Plan provides that in the event of a merger or such change in control, each outstanding equity award granted under our Stock Plan that is held by a non-executive director will fully vest, all restrictions on the shares subject to such award will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all of the shares subject to such award will become fully exercisable, if applicable, provided such director remains a director through such merger or change in control.
Limitation on Liability and Indemnification Matters
Our articles of association provide that we will indemnify our current and former directors against:
•the reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties we have asked them to fulfil;
•any compensation or financial penalties they owe as a result of an act or omission as referred to above;
•any amounts they owe under settlements they have reasonably entered into in connection with an act or omission as referred to above;
•the reasonable costs of other proceedings in which they are involved as a current or former director, except for proceedings in which they are primarily asserting their own claims; and
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•tax costs due to reimbursements in accordance with the above, to the extent such costs relate to the indemnified person’s current or former position with us and/or a group company and in each case to the extent permitted by applicable law.
No indemnification shall be given to an indemnified person insofar as:
•it has been established in a final and non-appealable decision of the competent court or, in the event of arbitration, of an arbitrator, that the act or omission of the indemnified person can be described as deliberate (opzettelijk), willfully reckless (bewust roekeloos), or seriously culpable, in which case the indemnified person must immediately repay the sums reimbursed by the Company, unless Dutch law provides otherwise or this would, in the given circumstances, be unacceptable according to standards of reasonableness and fairness;
•the costs or the capital losses of the indemnified person are covered by an insurance policy and the insurer has paid out these costs or capital losses; or
•the indemnified person failed to notify the Company as soon as possible of the costs or the capital losses or of the circumstances that could lead to the costs or capital losses.
Our articles of association do not eliminate a director’s duty of care. In appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, are available under Dutch law. The provisions of our articles of association will not affect a director’s responsibilities under any other laws, such as the U.S. federal securities laws or other U.S. state or federal laws.
In addition to the indemnification included in our articles of association, we have entered into and expect to continue to enter into agreements to indemnify each of our current directors. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation that may lead to such expenses and liabilities, to which the director is a party, or is threatened to be made a party, due to the fact that such individual is or was a director of our Company, by reason of any action or inaction by such individual while serving as a director. In the case of an action or proceeding by, or in the right of, our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Our directors who are affiliated with venture capital funds also have certain rights of indemnification provided by their venture capital funds and the affiliates of those funds. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain directors’ liability insurance.
A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors pursuant to these indemnification provisions in our articles of association. Insofar as we may provide indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), to our directors pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is no pending litigation or proceeding naming any of our directors as to which indemnification is being sought.
Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 23

Fiscal 2025 Non-Executive Director Compensation Table
The table below shows the total compensation awarded to those serving as non-executive directors for fiscal year 2025. Totals may not sum due to rounding.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Sohaib Abbasi (2)	42,969	199,977	(3)	242,946
Paul Auvil (2)	67,489	199,977	(3)	267,466
Alison Gleeson (2)	50,475	199,977	(3)	250,451
Shelley Leibowitz (2)	50,000	199,977	(3)	249,977
Caryn Marooney (2)	40,000	199,977	(3)	239,977
Chetan Puttagunta (2)	76,000	199,977	(3)	275,977
Steven Schuurman (4)	35,000	—		35,000
(1)The amounts shown represent the grant date fair value of restricted stock unit (“RSU”) awards granted in fiscal year 2025 for financial reporting purposes pursuant to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Such amounts do not represent amounts paid to or realized by the non-executive director. See Note 11, “Equity Incentive Plans,” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2025 regarding assumptions underlying valuation of equity awards. Additional information regarding the RSUs awarded to each non-executive director for fiscal year 2025 is set forth in the footnotes below.
(2)As of April 30, 2025, the non-executive director held 2,666 RSUs and no options to purchase ordinary shares.
(3)Represents the aggregate grant date fair value of RSUs granted to the incumbent non-executive directors on October 1, 2024, under the terms of our non-executive director compensation policy for fiscal year 2025 and the Stock Plan, and calculated in accordance with ASC 718 based on the closing market price of our ordinary shares on the grant date as reported on the NYSE.
(4)Mr. Schuurman did not receive any grants of RSUs or options to purchase ordinary shares for fiscal year 2025 in accordance with our non-executive director compensation policy, which provides that a non-employee director who, at the time of appointment or the date of the annual general meeting, either (i) beneficially owned more than 2% of the outstanding and issued share capital of the Company, or (ii) was a partner or a member of any venture capital firm that owns securities of the Company representing more than 2% of the outstanding and issued share capital of the Company, is not eligible to receive equity awards. As of April 30, 2025, Mr. Schuurman held no RSUs or options to purchase ordinary shares.

Board of Directors and Corporate Governance | Elastic 2025 Proxy Statement 24

VOTING PROPOSAL NO. 1
BOARD APPOINTMENTS
At the Annual Meeting, our shareholders will be asked to appoint nominee Ashutosh Kulkarni as an executive director and nominee Steven Schuurman as a non-executive director to a term of service on the board of directors that will expire at the annual general meeting of shareholders to be held in 2028. Each of Messrs. Kulkarni and Schuurman currently serves on the board of directors.
The board of directors is currently composed of nine directors. We have a one-tier board of directors, consisting of two executive directors and seven non-executive directors.
Under the Company’s articles of association, all directors may be appointed for a maximum term of three years, provided that such term will lapse immediately after the close of the first annual general meeting held after three years have lapsed since the appointment, or until their earlier death, resignation, or removal. A director may be reappointed, and the three-year maximum term may be deviated from, by resolution of the general meeting of shareholders upon a proposal of the board of directors.
The terms of Messrs. Kulkarni, Abbasi, and Schuurman will expire at the Annual Meeting; the terms of Mr. Auvil and Mses. Gleeson and Marooney will expire at the annual general meeting of shareholders to be held in 2026; and the terms of Messrs. Banon and Puttagunta and Ms. Leibowitz will expire at the annual general meeting of shareholders to be held in 2027.
Mr. Abbasi is not standing for re-appointment at the Annual Meeting. Accordingly, following the Annual Meeting, our board of directors will be composed of eight directors, consisting of two executive directors and six non-executive directors.
Following the recommendation of the Nominating and Corporate Governance Committee, the board of directors has made a binding nomination to re-appoint Mr. Kulkarni as an executive director and to re-appoint Mr. Schuurman as a non-executive director, in accordance with article 7.2 of the Company’s articles of association.
If shareholders appoint the nominees to the board of directors at the Annual Meeting, the terms of office for such directors will expire at the 2028 annual general meeting of shareholders.
Each nominee has consented to be named as a nominee in this proxy statement and to serve as director if appointed.
Other than as disclosed in this proxy statement regarding compensation for non-executive directors, there are no arrangements or understandings between the nominees, directors or executive officers and any other person pursuant to which any nominee has been nominated for appointment as a director at the Annual Meeting.
Required Vote
Messrs. Kulkarni and Schuurman will each be appointed to the board of directors unless a two-thirds majority of the votes cast at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against such nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
Proposal 1 - Board Appointments | Elastic 2025 Proxy Statement 25

VOTING PROPOSAL NO. 2
ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS
At the Annual Meeting, our shareholders will be asked to adopt the Dutch Statutory Annual Accounts for fiscal year 2025, which are prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). The report of PricewaterhouseCoopers Accountants N.V. for fiscal year 2025 is included in the Dutch Statutory Annual Accounts.
In accordance with article 10.1.4 of the Company’s articles of association, the board of directors of the Company has determined that the net loss for fiscal year 2025 will be added to the other reserve-accumulated losses.
As a public company with limited liability incorporated under the laws of the Netherlands, the Company is required by Dutch law to prepare the accounts and submit them to shareholders for adoption. The Company’s Dutch Statutory Annual Accounts are different from the consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2025, which were prepared in accordance with GAAP and filed with the SEC.
A copy of the Dutch Statutory Annual Accounts will be available free of charge on our website at ir.elastic.co and at our offices in the Netherlands at Keizersgracht 281, 1016 ED Amsterdam.
A representative of PricewaterhouseCoopers Accountants N.V. will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if the representative desires to do so.
Required Vote
The adoption of the Company’s Dutch Statutory Annual Accounts for fiscal year 2025 requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS.
Proposal 2 - Dutch Statutory Accounts | Elastic 2025 Proxy Statement 26

VOTING PROPOSAL NO. 3
APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF DUTCH STATUTORY ANNUAL ACCOUNTS
In accordance with our articles of association, the board of directors has nominated PricewaterhouseCoopers Accountants N.V. for appointment to serve as the external auditor of our Dutch Statutory Annual Accounts to be prepared in accordance with IFRS for the fiscal year ending April 30, 2026. At the Annual Meeting, our shareholders will be asked to appoint PricewaterhouseCoopers Accountants N.V. as external auditor of such annual accounts. PricewaterhouseCoopers Accountants N.V. has acted as the auditor of our Dutch Statutory Annual Accounts since 2018.
Representatives of PricewaterhouseCoopers Accountants N.V. will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Required Vote
The appointment of PricewaterhouseCoopers Accountants N.V. requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ACCOUNTANTS N.V. AS THE EXTERNAL AUDITOR OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS FOR THE FISCAL YEAR ENDING APRIL 30, 2026.

Proposal 3 - Appointment of Dutch Auditor | Elastic 2025 Proxy Statement 27

VOTING PROPOSAL NO. 4
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the GAAP consolidated financial statements of the Company for the fiscal year ending April 30, 2026. In addition, the board of directors has directed that management submit the selection of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for ratification by our shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2018.
Although action by shareholders is not required by law, the board of directors has determined that ratification of this selection affords shareholders an opportunity to provide their view to the Company on an important issue of corporate governance. Notwithstanding the ratification of this selection by the shareholders, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee feels that such a change would be in the best interest of the Company and its stakeholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Principal Accounting Fees and Services
The following table presents fees for professional audit services and other services rendered to the Company by its principal independent registered public accounting firm and its affiliates for fiscal years 2025 and 2024. The dollar amounts in the table are in thousands.

	Fiscal Year 2025	Fiscal Year 2024
Audit Fees (1)	$3,313	$3,915
Audit-Related Fees	—	—
Tax Fees (2)	873	—
All Other Fees (3)	7	7
Total	$4,193	$3,922
(1)Audit Fees consist of fees for professional services rendered in connection with the integrated audit of our annual financial statements, management’s report on internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)Tax Fees include fees for permissible tax services including tax planning services.
(3)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These services include subscription fees paid for access to online accounting research software and regulatory applications.
All services provided by PricewaterhouseCoopers LLP and its affiliates for our fiscal years 2025 and 2024 were approved by our Audit Committee.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee has established a policy governing the Company’s use of its principal independent registered public accounting firm for non-audit services. The policy generally permits pre-approval of specified services in the defined categories of audit-services, audit-related services, tax
Proposal 4 - Ratification of Auditor (U.S.) | Elastic 2025 Proxy Statement 28

services, and permitted non-audit services. Pre-approval of such services may be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide the specified service. The pre-approval of services is delegated to the chairperson of the Audit Committee, who must report such pre-approval to the full Audit Committee at its next scheduled meeting.
Required Vote
The ratification of the selection of PricewaterhouseCoopers LLP requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2026.
Proposal 4 - Ratification of Auditor (U.S.) | Elastic 2025 Proxy Statement 29

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.
Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles, and internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended April 30, 2025 with the Company’s management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP critical audit matters included in the firm’s audit opinion and discussed the firm’s opinion regarding the Company’s internal control over financial reporting. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope, plans, and estimated costs of PricewaterhouseCoopers LLP’s audits. To address independence, the Audit Committee met separately with PricewaterhouseCoopers LLP and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee also met with PricewaterhouseCoopers LLP periodically to discuss the results of their examinations, the overall quality of the Company’s financial reporting, and their reviews of the Company’s quarterly financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee:
Paul Auvil (Chairperson)
Shelley Leibowitz
Chetan Puttagunta

Report of the Audit Committee | Elastic 2025 Proxy Statement 30

VOTING PROPOSAL NO. 5
GRANT OF FULL DISCHARGE TO EXECUTIVE DIRECTORS
At the Annual Meeting, our shareholders will be asked to grant a discharge to the executive directors of the Company who were in office during fiscal year 2025 from their liability with respect to the performance of their duties as executive directors of the Company during fiscal year 2025. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANT OF FULL DISCHARGE FROM LIABILITY TO THE EXECUTIVE DIRECTORS.
Proposal 5 - Discharge to Executive Directors | Elastic 2025 Proxy Statement 31

VOTING PROPOSAL NO. 6
GRANT OF FULL DISCHARGE TO NON-EXECUTIVE DIRECTORS
At the Annual Meeting, our shareholders will be asked to grant a discharge to the non-executive directors of the Company who were in office during fiscal year 2025 from their liability with respect to the performance of their duties as non-executive directors of the Company during fiscal year 2025. The scope of the discharge extends to the facts that are apparent from the Dutch Statutory Annual Accounts and facts that are otherwise known to the general meeting of shareholders.
Required Vote
The approval to grant the discharge to the non-executive directors of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE GRANT OF FULL DISCHARGE FROM LIABILITY TO THE NON-EXECUTIVE DIRECTORS.

Proposal 6 - Discharge to Non-Executive Directors | Elastic 2025 Proxy Statement 32

VOTING PROPOSAL NO. 7
AUTHORIZATION OF THE BOARD TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES
At the Annual Meeting, our shareholders will be asked to authorize the board of directors, on the Company’s behalf, to issue the Company’s ordinary shares and grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of August 21, 2025 (the “2025 Share Authorization”). The 2025 Share Authorization, if approved, will be valid for a period of 18 months from the date of the Annual Meeting until March 30, 2027 and will supersede and replace the board of directors’ existing authority to issue ordinary shares or to grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of August 21, 2024 granted at the Company’s annual general meeting of shareholders held on October 1, 2024 (the “2024 Share Authorization”).
Reasons for the 2025 Share Authorization
Pursuant to the 2024 Share Authorization, until April 1, 2026, our board of directors currently has the authority to issue ordinary shares or to grant rights to acquire the Company’s ordinary shares in an amount up to 20% of the issued share capital of the Company as of August 21, 2024.
We are requesting approval of the 2025 Share Authorization to comply with provisions of our articles of association under Dutch law that govern the power of our board of directors to authorize the issuance of our ordinary shares and grants of rights to acquire our ordinary shares, such as warrants, options and other securities convertible into or exercisable or exchangeable for ordinary shares, awards under our equity-based compensation plans, or other rights to purchase or otherwise acquire, ordinary shares.
Boards of directors of U.S.-incorporated companies generally have the power, subject to exceptions specified in their corporate law, to issue shares of their capital stock and to grants rights to acquire their capital stock without approval of their shareholders. As a company incorporated under Dutch law, we are subject to different legal requirements with regard to the authority of our board of directors. Our articles of association provide that ordinary shares may be issued, or rights to subscribe for our ordinary shares may be granted, either pursuant to a resolution of the general meeting of shareholders or, alternatively, by our board of directors only if so authorized by the general meeting of shareholders.
Approval of this voting proposal would preserve the ability of our board of directors, to the extent of the 2025 Share Authorization, to authorize share issuances and grants of rights consistent with the authority it has possessed since the Company’s initial public offering. If our shareholders grant the 2025 Share Authorization, the authorization will expire 18 months from the date of the Annual Meeting. If our shareholders do not grant the 2025 Share Authorization, the 2024 Share Authorization will remain in effect until April 1, 2026.
At the Annual Meeting, our shareholders will therefore be asked to approve the 2025 Share Authorization to preserve the ability of the board of directors to issue the Company’s ordinary shares and grant rights to acquire the Company’s ordinary shares. Our shareholders will also be asked at the Annual Meeting, in voting proposal no. 8, to authorize the board of directors to restrict or exclude pre-emptive rights on the issuance of ordinary shares or grant of rights covered by the 2025 Share Authorization up to a number of shares equal to 10% of the issued share capital of the Company as of August 21, 2025.
Authorization of boards of directors to issue ordinary shares with certain limitations is market standard, and is generally a recurring agenda item at annual shareholders meetings of U.S.-listed companies incorporated under Dutch law.
The 2025 Share Authorization will allow us to pursue certain transactions requiring future issuances of the Company’s ordinary shares or future grants of rights to acquire the Company’s shares, including securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, the Company’s ordinary shares, which we refer to as convertible securities. Those transactions may include, among others:
Proposal 7 - Issue Ordinary Shares | Elastic 2025 Proxy Statement 33

•the issuance of ordinary shares and convertible securities in connection with the Stock Plan and the 2022 employee stock purchase plan;
•the issuance of ordinary shares and convertible securities in connection with acquisitions of other companies and other business combinations, and otherwise in connection with the growth and expansion of our business;
•the issuance of ordinary shares or convertible securities in connection with capital-raising and other financing transactions, strategic transactions and recapitalization transactions, or the declaration of stock dividends; and
•the issuance of ordinary shares or convertible securities in connection with other corporate transactions that implement proper business purposes determined by our board of directors to be advisable and in the best interest of the Company and our stakeholders.
As of the date of this proxy statement, we have no plans to issue ordinary shares or convertible securities other than where necessary to implement the Stock Plan and the 2022 employee stock purchase plan. Many of the above types of transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to authorize the issuance of additional ordinary shares or convertible securities. The board of directors believes that it is advisable and in the best interest of the Company and our stakeholders to provide the 2025 Share Authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue financing opportunities or acquisitions when market conditions are favorable. The terms of any future issuance of ordinary shares, including any issuance pursuant to convertible securities, will depend largely upon market and financial conditions, the nature and terms of any prospective transaction, and other factors existing at the time of issuance.
If our shareholders approve the 2025 Share Authorization, the additional ordinary shares and convertible securities would be available for future issuance without future action by our shareholders, unless such an action would be required by applicable laws or regulations, including requirements of Dutch law or the rules of the NYSE, on which our ordinary shares currently are listed, or of any other national securities exchange on which the ordinary shares may be listed in the future.
The issuance of a large number of ordinary shares could dilute the Company’s shareholders and reduce the trading price of the Company’s ordinary shares on the NYSE.
Currently Authorized Share Capital
Our articles of association provide that up to 330,000,000 shares in the Company’s share capital may be issued, each with a nominal value of €0.01, consisting of:
•165,000,000 ordinary shares, of which a total of 106,270,940 shares were issued and outstanding as of August 21, 2025; and
•165,000,000 preference shares, of which no shares were issued and outstanding as of August 21, 2025.
The ordinary shares are registered under the Exchange Act and listed on the NYSE. We have no other class of share capital that is registered under the Exchange Act or listed on any securities exchange.
If our shareholders approve the 2025 Share Authorization, the ordinary shares that may be issued pursuant to the 2025 Share Authorization will be part of the existing class of ordinary shares and will have no effect on the terms of the ordinary shares or the rights of the holders of ordinary shares. If and when issued, ordinary shares will have the same rights and privileges as the ordinary shares that are currently outstanding.
Proposal 7 - Issue Ordinary Shares | Elastic 2025 Proxy Statement 34

Required Vote
The resolution to grant the 2025 Share Authorization requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO ACQUIRE ORDINARY SHARES.
Proposal 7 - Issue Ordinary Shares | Elastic 2025 Proxy Statement 35

VOTING PROPOSAL NO. 8
AUTHORIZATION OF THE BOARD TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS FOR ISSUANCES OF SHARES AND GRANTS OF RIGHTS
At the Annual Meeting, our shareholders will be asked to authorize the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights to acquire ordinary shares under the 2025 Share Authorization described in voting proposal no. 7, if such authorization is approved by our shareholders, provided that the authorization to exclude pre-emptive rights will be limited to a number of shares equal to 10% of the issued share capital of the Company as of August 21, 2025 (the “2025 Pre-emptive Rights Authorization”). The 2025 Pre-emptive Rights Authorization, if approved, will be valid for a period of 18 months from the date of the Annual Meeting until March 30, 2027 and will supersede and replace the board of directors’ existing authority to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights to acquire ordinary shares (limited to a number of shares equal to 10% of the issued share capital of the Company as of August 21, 2024) that may be granted under the 2024 Share Authorization that was authorized at the Company’s annual general meeting of shareholders held on October 1, 2024 (the “2024 Pre-emptive Rights Authorization”).
Approval of the 2025 Pre-emptive Rights Authorization would permit the board of directors to issue shares in an amount of up to 10% of the issued share capital of the Company as of August 21, 2025 pursuant to its authority under the 2025 Share Authorization, if approved at the Annual Meeting, without requiring that holders of our ordinary shares be given rights to subscribe on a pro rata basis for any issue of new ordinary shares, or to subscribe for ordinary shares upon a grant of rights, such as warrants, options and other securities convertible into or exercisable or exchangeable for, or restricted stock units or other rights to purchase or otherwise acquire, ordinary shares, where this would otherwise have been required as a matter of Dutch law. Pre-emptive rights are granted by provisions of our articles of association in accordance with Dutch law, but are generally not a feature of share issuances by U.S.-incorporated public companies.
Pre-emptive Rights
Dutch law and our articles of association give holders of ordinary shares pre-emptive rights to subscribe on a pro rata basis for certain issues of new ordinary shares or, upon a grant of rights, to subscribe for ordinary shares. Holders of ordinary shares have no pre-emptive rights upon (i) the issue of ordinary shares against a payment in kind (being a contribution other than in cash); (ii) the issue of ordinary shares to our employees or the employees of a member of our group; and (iii) the issue of ordinary shares to persons exercising a previously granted right to subscribe for ordinary shares.
Pursuant to our articles of association, a general meeting of shareholders may restrict or exclude the pre-emptive rights of shareholders or designate our board of directors to do so. A resolution of the general meeting to restrict or exclude pre-emptive rights may be adopted only if and insofar as the board of directors is not authorized to restrict or exclude pre-emptive rights, on the proposal of our board of directors.
The designation of our board of directors as the body competent to restrict or exclude the pre-emptive rights may be extended by a resolution of a general meeting for a period not exceeding five years in each case. Designation by resolution of the shareholders at a general meeting may not be withdrawn unless determined otherwise at the time of designation.
Reasons for the 2025 Pre-emptive Rights Authorization
If the 2025 Share Authorization is approved in accordance with voting proposal no. 7, approval of the 2025 Pre-emptive Rights Authorization at the Annual Meeting would preserve the ability of our board of directors, to the extent of the 2025 Pre-emptive Rights Authorization, to authorize share issuances and grant rights free of pre-emptive rights consistent with the authority it has possessed since the Company’s initial public offering. If our shareholders grant the 2025 Pre-emptive Rights Authorization, the authorization will expire 18 months from the date of the Annual Meeting. If our shareholders do not grant
Proposal 8 - Restrict or Exclude Pre-Emptive Rights | Elastic 2025 Proxy Statement 36

the 2025 Pre-emptive Rights Authorization, the 2024 Pre-emptive Rights Authorization will remain in effect until April 1, 2026.
Authorization of boards of directors to restrict or exclude pre-emptive rights on ordinary shares with certain limitations is market standard, and is generally a recurring agenda item at annual shareholders meetings of U.S.-listed companies incorporated under Dutch law.
The 2025 Pre-emptive Rights Authorization will allow us to pursue certain transactions requiring future issuances of ordinary shares or future grants of rights to acquire ordinary shares, as more fully described in voting proposal no. 7. Many such transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to restrict or exclude pre-emptive rights on ordinary shares or grants of rights. The board of directors believes that it is advisable and in the best interest of the Company and our stakeholders to provide the 2025 Pre-emptive Rights Authorization for general purposes in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue certain potential transactions described in voting proposal no. 7.
Required Vote
The resolution to grant the 2025 Pre-emptive Rights Authorization requires an affirmative vote of a two-thirds majority of the votes cast at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented, provided that the affirmative vote of a simple majority of the votes cast will be sufficient for approval if at least half of the issued and outstanding ordinary shares of the Company are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO RESTRICT OR EXCLUDE PRE-EMPTIVE RIGHTS FOR ISSUANCES OF ORDINARY SHARES AND GRANTS OF RIGHTS AUTHORIZED.
Proposal 8 - Restrict or Exclude Pre-Emptive Rights | Elastic 2025 Proxy Statement 37

VOTING PROPOSAL NO. 9
AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE ORDINARY SHARES IN THE CAPITAL OF THE COMPANY
At the Annual Meeting, our shareholders will be asked to authorize the board of directors, on the Company’s behalf, for a period of 18 months after the Annual Meeting date, to repurchase the Company’s ordinary shares up to a maximum of 10% of the issued share capital at the date of acquisition on a stock exchange or otherwise, at a price per share between (i) an amount equal to the nominal value of the ordinary shares and (ii) an amount equal to 110% of the market price of an ordinary share on such stock exchange, the market price being the average of the highest price on each of the five days of trading prior to the day of the acquisition. This authorization, if approved by our shareholders, will supersede and replace the board of directors’ existing repurchase authorization approved by shareholders at the 2024 annual general meeting of shareholders on October 1, 2024.
Pursuant to Dutch law and our articles of association, our board of directors requires, subject to certain exemptions, an authorization by our shareholders to be able to repurchase shares in the Company's capital. The purpose of this proposal to renew the board’s existing authority is to give the board flexibility to repurchase ordinary shares for purposes that include, but are not limited to, effecting the return of capital to the Company’s shareholders and/or, to the extent such authorization is required, fulfilling the Company’s obligations under its Stock Plan and the 2022 employee stock purchase plan.
Required Vote
The resolution to authorize the board of directors to repurchase ordinary shares in the capital of the Company requires an affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO REPURCHASE ORDINARY SHARES IN THE CAPITAL OF THE COMPANY.

Proposal 9 - Share Repurchase Authorization | Elastic 2025 Proxy Statement 38

VOTING PROPOSAL NO. 10
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At the Annual Meeting, our shareholders will be asked to approve, on a non-binding and advisory basis, the compensation of our named executive officers as described in this proxy statement. You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provides a comprehensive review of our executive compensation program and its elements, objectives and rationale that emphasize performance-dependent pay to motivate and reward long-term value creation for the Company.
The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, our shareholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 annual meeting of shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative.”
A vote on this resolution, which is advisory, is not binding on the board of directors or the Compensation Committee. Nevertheless, our board of directors appreciates your input as it considers the compensation of our named executive officers, and our board of directors and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
The next advisory shareholder vote on the compensation of our named executive officers will occur at our 2026 annual general meeting of shareholders.
Required Vote
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a simple majority of votes cast in the Annual Meeting where at least one-third of the issued and outstanding shares are represented.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 10 - Say on Pay | Elastic 2025 Proxy Statement 39

EXECUTIVE OFFICERS
The following table and discussion provide information regarding our executive officers as of August 21, 2025. Executive officers are appointed by our board of directors to hold office until their successors are appointed and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Ashutosh Kulkarni	50	Executive Director and Chief Executive Officer
Navam Welihinda	47	Chief Financial Officer
Shay Banon	47	Executive Director and Chief Technology Officer
Ken Exner	52	Chief Product Officer
Mark Dodds	59	Chief Revenue Officer
Carolyn Herzog	58	Chief Legal Officer
For biographical information about each of Messrs. Kulkarni and Banon, see “Board of Directors and Corporate Governance—Nominees for Director” and “Board of Directors and Corporate Governance—Continuing Directors.”

Navam Welihinda has served as our CFO since February 2025. Prior to joining us, he served as Chief Financial Officer of Grammarly, an AI writing assistant company, from September 2024 to February 2025. Before his service with Grammarly, Mr. Welihinda served as the Chief Financial Officer of HashiCorp, an infrastructure cloud company, from February 2021 to September 2024, and as Vice President of Finance of that company from February 2017 to February 2021. Prior to his roles at HashiCorp, Mr. Welihinda served as the head of finance at Compose within IBM, a multinational technology company, from October 2015 to December 2016. He served as Vice President, Finance at Compose, a cloud database platform company, from May 2013 to October 2015, when it was acquired by IBM. Mr. Welihinda holds a Bachelor of Arts in Computer Science from Dartmouth College.

Ken Exner has served as our Chief Product Officer (“CPO”) since August 2022. Prior to his appointment, he was the head of Developer Tools at Amazon, a diversified global technology company, from April 2013 to Aug 2022. Prior to that service, Mr. Exner served in other senior leadership, developer and product management roles at Amazon Web Services from 2006 to 2013. Mr. Exner previously founded and managed various start-up companies focused on software tools for a broad range of industries. Mr. Exner holds a bachelor of science degree from the Haas School of Business at the University of California, Berkeley.

Mark Dodds has served as our Chief Revenue Officer (“CRO”) since December 2023. Prior to joining us, he served in multiple leadership positions spanning 23 years at Cisco, a global digital communications company, most recently as Senior Vice President, Global Services & Software Sales from August 2020 to December 2022 and before that as Senior Vice President, Global Enterprise Segment from July 2018 to August 2020. Mr. Dodds holds a B.S. in marketing from Clemson University.

Carolyn Herzog has served as our Chief Legal Officer since May 2022. Prior to joining us, she served as Executive Vice President and General Counsel of Arm, a semiconductor and software design company, from January 2017 to February 2022. From December 2000 to January 2017, Ms. Herzog served with Symantec, a cybersecurity software and services company, in various roles, most recently as Chief Compliance Officer and Deputy General Counsel. Ms. Herzog holds a B.A. in French language and literature and music from Washington University and a J.D. from the University of Wisconsin-Madison.

Executive Officers | Elastic 2025 Proxy Statement 40

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes in detail our executive compensation program for fiscal year 2025 and provides an overview of our executive compensation philosophy and our principal compensation policies and practices. It discusses the key factors that the Compensation Committee (or the board of directors in the case of our executive directors) considered in determining (or recommending) the compensation decisions for our named executive officers (“NEOs”) for fiscal year 2025.
The Compensation Committee reviews the compensation of our named executive officers. The compensation of our CEO and CTO, who are our executive directors, is determined by the board of directors upon the recommendation of the Compensation Committee. The CEO and the CTO may not take part in the deliberations and decision-making of the board of directors concerning executive director compensation. The compensation of our other named executive officers is determined by the Compensation Committee.
All information presented below is based on our fiscal calendar. References to particular years, quarters or other periods refer to our fiscal years ended April 30 and fiscal quarters or other periods within those fiscal years.
Named Executive Officers
For fiscal year 2025, our NEOs were:
•Ashutosh Kulkarni, our CEO
•Navam Welihinda, our CFO
•Shay Banon, our CTO
•Mark Dodds, our CRO
•Ken Exner, our CPO
•Janesh Moorjani, our former CFO and COO
•Eric Prengel, our former interim CFO
Mr. Moorjani resigned from his position as our CFO and COO effective December 13, 2024. Mr. Prengel was appointed as our Interim CFO effective December 14, 2024 and served in that position until February 28, 2025, when Mr. Welihinda began his service as our CFO.

Executive Summary
About Us
Elastic, the Search AI Company, enables its customers to transform data into answers, actions, and outcomes with Search AI. While search technology revolutionized information retrieval through its ability to instantly return relevant results from massive datasets, it struggles when it comes to understanding context and generating insights. AI, on the other hand, excels at analyzing complex patterns and generating insights, but it lacks the ability to find and access specific information within vast data stores. Elastic’s Search AI Platform (“our platform”) combines the precision of search with the intelligence of AI to help our customers and community solve real-time business problems, unlock potential value, and achieve better outcomes. Our platform, available as either a cloud service or a self-managed software, allows our customers to find insights and drive AI and machine learning use cases from large amounts of data.
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We offer three Search AI-powered solutions – Elasticsearch, Elastic Observability, and Elastic Security – that are built on our platform. We help organizations, their employees, and their customers find what they need faster, while keeping mission-critical applications and infrastructure running smoothly and protecting against cyber threats. As digital transformation continues to drive mission-critical business functions to the cloud, we believe that every company must incorporate search AI capabilities across IT and line-of-business organizations to find the answers that matter from all of its data in real-time and at scale.
Fiscal Year 2025 Financial Highlights
Fiscal year 2025 was a strong year for us marked by significant growth in our business. Our fiscal year 2025 financial highlights included the following:
•Total revenue was $1.483 billion, an increase of 17% over fiscal year 2024.
•Elastic Cloud revenue was $688 million, an increase of 26% over fiscal year 2024.
•GAAP operating loss was $55 million, while GAAP operating margin was -4%.
•Non-GAAP operating profit was $225 million, while non-GAAP operating margin was 15%.
•GAAP net loss per share was $1.04, while non-GAAP diluted earnings per share was $2.04.
•Operating cash flow was $266 million, while adjusted free cash flow was $286 million.

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP operating profit, non-GAAP operating margin, non-GAAP diluted earnings per share, and adjusted free cash flow. For additional information about our use of non-GAAP financial measures and a reconciliation of each non-GAAP financial measure above to the most directly comparable financial measure computed in accordance with GAAP, see Appendix A.

Executive Compensation | Elastic 2025 Proxy Statement 42

Fiscal Year 2025 Executive Compensation Highlights
Consistent with our compensation objectives and following a review of data summarizing the competitive market environment and the other factors described below, the Compensation Committee (and, in the case of our CEO and CTO, the board of directors upon the recommendation of the Compensation Committee) took the following key actions with respect to the compensation of our named executive officers for fiscal year 2025:

•Pay For Performance - Maintained emphasis on variable and long-term equity compensation elements as the most significant component of compensation for each named executive officer. For our CEO, fixed pay represented 4.4% of target total direct compensation (“TTDC”) consisting of base salary, target annual cash incentive awards, and the award value of long-term equity compensation. In aggregate, fixed pay represented 7.3% of TTDC for named executive officers serving at the start of fiscal year 2025.

•Performance Share Units - Increased the weighting of performance-based equity granted under the performance share unit (“PSU”) plan from 25% for fiscal year 2024 to 35% of the total value of annual equity awards granted to named executive officers serving at the start of fiscal year 2025. PSUs granted for fiscal year 2025 are subject to a three-year vesting period. Attainment under the plan is based on achievement of a fiscal year 2025 total revenue target to further align NEO pay outcomes with Company growth that drives long-term shareholder value.

In keeping with our multi-year commitment to achieving an equal mix of PSUs and RSUs in our annual grants to named executive officers, PSU awards for fiscal year 2026 have been determined at 50% of the expected total annual equity award value for our named executive officers in aggregate.

Fiscal Year 2025 Executive Officer Transitions
Mr. Moorjani tendered his resignation and terminated his employment as our CFO and COO effective December 13, 2024. As he resigned voluntarily, the Company did not enter into a separation agreement with Mr. Moorjani, nor did he receive any form of termination payment.
Mr. Prengel was appointed as our Interim CFO effective December 14, 2024 and served in that position until February 28, 2025. Our amended compensation arrangement with Mr. Prengel provided for an annual base salary of $475,000, a target annual cash incentive award opportunity equal to 40% of his annual base salary, pro-rated for the fiscal year ending April 30, 2025, and a one-time equity award with an approximate value of $2 million granted in the form of an RSU award that may be settled for ordinary shares upon vesting over a two-year period. In connection with his appointment, Mr. Prengel also entered into our standard form of change in control and severance agreement and our standard form of indemnification agreement for executive officers.
Effective February 28, 2025, Mr. Welihinda was appointed as our CFO. In connection with this appointment, we entered into an employment letter with Mr. Welihinda. Pursuant to this letter, our initial compensation arrangement with Mr. Welihinda provides for, among other terms, an initial base salary of $500,000, a target annual cash incentive award opportunity equal to 75% of his annual base salary, and a new-hire equity award with an aggregate approximate value of $11 million in the form of an RSU award that may be settled for ordinary shares upon vesting over a four-year period. In connection with his
Executive Compensation | Elastic 2025 Proxy Statement 43

appointment, Mr. Welihinda also entered into our standard form of change in control and severance agreement and our standard form of indemnification agreement for executive officers.
In designing the compensation package for Mr. Welihinda, we took into account Mr. Welihinda’s experience and expertise managing a growing business in our industry and the competitive market for similar positions at comparable companies. See “Executive Compensation Tables – Named Executive Officer Employment Letters” below for additional information about Mr. Welihinda’s employment letter.

Shareholder Engagement in Fiscal Year 2025
At the 2024 annual general meeting of shareholders, our advisory vote on the compensation of our named executive officers (the “Say-on-Pay” vote) received approximately 84% support from our shareholders. We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand their priorities and concerns. We believe that ongoing engagement builds mutual trust and alignment and is essential to our long-term success.
In fiscal year 2025, the Company and certain of its directors continued to engage in discussions with shareholders aimed at understanding their views on executive compensation, corporate governance and other matters. Our management team regularly updates our board of directors on these engagement efforts. The feedback we receive from our shareholders has helped to shape the executive compensation programs and practices adopted by management and our Compensation Committee.
Taking into account a variety of considerations, including shareholder feedback, the Compensation Committee has continued to shift the equity mix for our named executive officers to place greater emphasis on performance-based equity as a component of our long-term incentive program. For fiscal year 2025, 35% of the total value of annual equity compensation granted to named executive officers was delivered in the form of PSUs, up from 25% for fiscal year 2024. For fiscal year 2026, PSUs account for 50% of the total value of expected annual equity compensation of named executive officers, aligning to our previously discussed intention of moving to a balanced mix of PSUs and RSUs in our future granting of annual equity awards.
Executive Compensation Policies and Practices
Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We endeavor to structure compensation in a manner that is competitive, rewards achievement of our business objectives, and aligns our named executive officers’ interests with those of our shareholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide market-competitive compensation and benefits that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;
•establish a strong link between our financial and operational results, strategic objectives, and executive compensation to deliver pay for performance; and
•align the interests and objectives of our executives with those of our shareholders by tying long-term incentive compensation opportunities to shareholder value creation and linking short-term cash incentives to our annual financial performance metrics.
The annual compensation of our named executive officers consists of base salary, short-term incentive compensation in the form of an annual cash bonus plan, and long-term incentive compensation in the form of equity awards. The pay mix for each named executive officer is established annually taking into consideration a number of factors such as our compensation philosophy, the market for executive talent, and the value of unvested equity held by our executives. The Compensation Committee and management are committed to a design in which the majority of compensation delivered to our executives is in the form of variable (or “at risk”) compensation, and performance-based compensation is a significant portion of total compensation for our named executive officers.
Executive Compensation | Elastic 2025 Proxy Statement 44

Executive Compensation Governance Practices and Policies
We maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term objectives in light of the dynamic nature of our business and the markets in which we compete for executive talent. Below is a summary of our executive compensation-related policies and practices in effect during fiscal year 2025:

What We Do	What We Don’t Do
✔ Emphasize a pay for performance philosophy with a majority of executive pay variable (or “at-risk”) to align the interests of our named executive officers and shareholders

✔ Establish rigorous performance targets with caps on payout of short-term cash incentives and performance-based equity compensation

✔ Maintain a comprehensive clawback policy with provisions covering short-term and long-term incentive compensation

✔ Require minimum share ownership by all named executive officers and non-executive directors

✔ Ensure the Compensation Committee is composed entirely of independent directors

✔ Engage an independent compensation consultant as an advisor to the Compensation Committee

✔ Conduct regular evaluation of our executive compensation practices that includes market compensation analysis and peer group review

✔ Uphold a “double trigger” provision for all change-in-control payments and benefits

✘ No guaranteed payout of performance-based compensation

✘ No supplemental benefits provided to named executive officers above the broad-based programs available to all employees

✘ No excise tax payments or gross-ups on change-in-control benefits

✘ No hedging or pledging of our securities

✘ No stock option repricing or exchanges

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing and evaluating the compensation plans, policies and practices applicable to our named executive officers. The Committee also maintains oversight of our company-wide compensation and benefits policies. Our board of directors has delegated authority to the Compensation Committee to serve as the administrator of the Company’s Stock Plan.
The Compensation Committee has authority to make decisions regarding the compensation of our named executive officers, other than our CEO and CTO, for whom it makes recommendations to the board of directors. In 2018, we proposed, and our shareholders adopted, a Remuneration Policy (as required by Dutch corporate law) under which the board of directors is empowered to make all final decisions regarding the compensation for our CEO and CTO within the framework of the policy. The CEO and the CTO may not take part in the deliberations and decision-making of the board of directors concerning executive director compensation.
In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which each embodies our executive compensation philosophy, develops strategies and makes decisions aligned with best compensation practices, and
Executive Compensation | Elastic 2025 Proxy Statement 45

reviews the performance of our named executive officers when making decisions and recommendations with respect to their compensation.
The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and updated as appropriate. The charter is available in the “Investor Relations” section of our website, which is located at ir.elastic.co, under “Governance—Corporate Governance.”
The Compensation Committee has the sole authority to retain external compensation consultants to assist the committee in fulfilling its responsibilities. The Compensation Committee, however, exercises its own judgment in making decisions and recommendations with respect to the compensation of our named executive officers.
Role of the Compensation Consultant
For fiscal year 2025, the Compensation Committee engaged Compensia as its compensation consultant from May 1, 2024 through December 31, 2024. Semler Brossy was engaged effective January 1, 2025 as the committee’s compensation consultant. In their capacity as independent advisors, the compensation consultants each reported directly to the Compensation Committee chair, and served at the discretion of the Compensation Committee, which reviews advisory engagements annually.

During their respective engagement periods, the compensation consultants attended meetings of the Compensation Committee as requested and advised on executive compensation matters, including competitive market pay practices for our named executive officers and the composition of our compensation peer group.

The Compensation Committee annually reviews the independence of any compensation consultant and conducts a conflict of interest assessment. As described above, in its fiscal year 2025 review, the Compensation Committee determined that each of Semler Brossy and Compensia is independent from Elastic’s management and that no conflict of interest exists between Elastic and either Semler Brossy or Compensia.
Role of Management
In fulfilling its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Management assists the Compensation Committee by providing perspective on compensation matters as well as information regarding corporate and individual performance. Management also coordinates with the committee’s compensation consultants, as applicable, and provides requested data pertaining to our executive officers. The Compensation Committee solicits, reviews, and discusses with the CEO his proposals with respect to compensatory program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation and other compensation-related matters for our named executive officers (except with respect to compensation of our CEO and CTO), as one factor in determining and approving their compensation.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides in measuring the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. Our compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is one of several factors the Compensation Committee considers in making its decisions and recommendations with respect to the compensation of our named executive officers.
After consultation with Compensia, the Compensation Committee approved the following compensation peer group as part of its decision-making process for fiscal year 2025 executive compensation actions. In identifying and selecting the companies for the compensation peer group, the following primary criteria were considered:
Executive Compensation | Elastic 2025 Proxy Statement 46

•similar sector – publicly traded companies in the software and internet services sectors identified on a national basis;
•similar revenue – within a range of approximately 0.5 to approximately 2 times our trailing four fiscal quarters’ revenue; and
•similar market capitalization – within a range of approximately 0.33 to approximately 3.0 times our market capitalization as of the measurement date.

Peer Group for Fiscal Year 2025

•Alteryx	•Five9	•Nutanix	•Sprinklr
•Box	•Guidewire Software	•Okta	•Tenable Holdings
•Cloudflare	•HubSpot	•Rapid7	•UiPath
•Confluent	•Informatica	•Samsara	•Unity Software
•Dynatrace	•MongoDB	•Smartsheet	•Zscaler

The Compensation Committee conducts an annual review of our compensation peer group and makes adjustments to its composition as appropriate, considering changes in our business and the businesses of our peer companies. The fiscal year 2025 peer group reflects the removal of Alarm.com, New Relic, and Splunk from our fiscal year 2024 peer group and the addition of Confluent, Guidewire Software, and Samsara to preserve the alignment of the peer group companies with our selection criteria.

Pay for Performance Philosophy
In the design of our executive compensation program, we seek to balance the goals of attracting, motivating, rewarding, and retaining our named executive officers with those of promoting the interests of our shareholders and other stakeholders, such as our users, customers, employees, and creditors. To this end, our program is designed so that a meaningful portion of our named executive officers’ annual target total direct compensation is variable in nature. We do not determine “variable” or “fixed” pay for any named executive officer with reference to a specific percentage of target total direct compensation as the mix may change from year to year to address current corporate objectives.
Our pay for performance philosophy is reflected in the target total direct compensation opportunities established for our named executive officers. In fiscal year 2025, the majority of the target total direct compensation granted to our named executive officers consisted of variable pay in the form of a performance-driven annual cash incentive plan and long-term equity compensation. We strengthened the performance-based portion of our executive compensation by increasing the proportion of PSUs granted as part of our fiscal year 2025 long-term incentive awards. With respect to our CEO, Mr. Kulkarni, fixed pay, in the form of base salary, represented 4.4% of his target total direct compensation, while variable pay, consisting of target annual cash incentive awards and long-term equity compensation in the form of RSU and PSU awards, accounted for 95.6% of his annualized target total direct compensation.
The target total direct compensation packages of our other named executive officers were structured similarly to that of Mr. Kulkarni. In aggregate, fixed pay represented 7.3% of target total direct compensation for our named executive officers serving at the start of fiscal year 2025, while variable pay accounted for 92.7% of their annualized target total direct compensation.

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Compensation Elements
Our executive compensation program consists of base salary, annual short-term cash incentive compensation, and long-term equity compensation.

Compensation Element	Description and Purpose	Aggregate % of NEO Target Total Direct Compensation (1)
Base Salary	Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.	7.3%
Annual Short-Term Cash Incentive Compensation	The executive bonus plan provides cash incentive awards to selected employees, including our named executive officers, based upon performance against predetermined annual financial metrics. We believe that the financial performance metrics used in the executive bonus plan contribute to driving the creation of long-term stakeholder value, including shareholder value, and play an important role in influencing the performance of our named executive officers, who are most directly responsible for our overall success.	5.9%
Long-Term Incentive Compensation (Equity)
We view long-term incentive compensation in the form of equity awards as the most critical element of our executive compensation program. We use equity awards to reward our named executive officers for long-term corporate performance based on the value of our ordinary shares, thereby aligning their interests with the interests of our stakeholders. The realized value of these equity awards bears a direct relationship to our stock price, thus providing an incentive for our named executive officers to create value for our shareholders. Equity awards also help us retain our named executive officers in a highly competitive market, contributing to the long-term value creation for all our stakeholders.

Equity compensation is granted in the form of RSUs and PSUs. For fiscal year 2025, 35% of named executive officer annual equity compensation was delivered in the form of PSUs.
		86.9%
(1) Percentages represent the aggregate weighting of compensation elements for our CEO and other named executive officers serving at the start of fiscal year 2025. Compensation elements are excluded for Mr. Welihinda since his fiscal year 2025 equity award was a new-hire grant that was one-time in nature and not representative of our standard annual equity grants to named executive officers, and for Mr. Prengel as he served as our CFO only on an interim basis.

Setting Target Total Direct Compensation
Each year, the Compensation Committee conducts a review of the compensation arrangements of our named executive officers. As part of this review, the Compensation Committee evaluates base salary, short-term cash incentive opportunity, and long-term equity compensation along with all related performance criteria.
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In addition to the considerations described under the “Compensation-Setting Process” section above, the members of the Compensation Committee take into account the following factors:
•the objectives of our executive compensation program;
•the current business climate, including competitive opportunities and challenges, and our performance against the financial, operational and strategic objectives established by the Compensation Committee and our board of directors;
•the scope of each named executive officer’s role and responsibilities, along with their knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group; and
•the prior performance of each named executive officer, based on a subjective assessment of their contributions to our overall performance and the potential of each to contribute to our long-term financial, operational, and strategic objectives.
These factors provide the framework for making compensation decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable. The Compensation Committee and board of directors make their final pay decisions based on an assessment of all relevant factors, both quantitative and qualitative.
Base Salary and Target Short Term Cash Incentive
The following base salary and short-term cash incentive targets were determined for our named executive officers for fiscal year 2025:

Named Executive Officer	Fiscal Year 2024 Base Salary	Fiscal Year 2024 Incentive Target (% of Base Salary)	Fiscal Year 2025 Base Salary	Fiscal Year 2025 Incentive Target (% of Base Salary)
Ashutosh Kulkarni	$600,000	100%	$625,000	100%
Navam Welihinda (1)	—	—	$500,000	75%
Shay Banon	$500,000	60%	$500,000	75%
Mark Dodds	$500,000	60%	$500,000	75%
Ken Exner	$480,000	60%	$500,000	75%
Janesh Moorjani	$525,000	60%	$525,000	75%
Eric Prengel (2)	—	—	$475,000	40%
(1) Compensation effective as of February 28, 2025 hire date.

(2) Compensation effective as of December 14, 2024 appointment as Interim CFO.
Following our review of the competitive market analysis prepared by Compensia, and consistent with our pay for performance philosophy, all fiscal year 2025 changes to total target cash compensation were in the form of increased incentive targets except for modest increases to base salary for Mr. Kulkarni, our CEO, and Mr. Exner, our CPO, in alignment with their scope and performance as assessed by the Compensation Committee and in consideration of competitive pay levels for similar roles at peer companies. The adjustment for Mr. Kulkarni represents the first increase to his base salary since his appointment as CEO in fiscal year 2022.
Executive Bonus Plan
Our named executive officers participate in the Company’s executive bonus plan (“Bonus Plan”). The Bonus Plan is administered by the Compensation Committee and serves as the mechanism to provide short-term cash incentives to our named executive officers based upon our achievement against predetermined performance metrics. The Compensation Committee believes that the financial performance measures used in the Bonus Plan contribute to driving the creation of long-term shareholder value, and play an important role in influencing the performance of our named executive officers.
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Under the Bonus Plan, in each fiscal year (generally during the first fiscal quarter), the Compensation Committee approves the terms and conditions that will serve as the basis for determining the eligibility for, and amount of, cash incentive awards to be paid under the Bonus Plan.
Performance under the Bonus Plan is measured annually as of April 30 of each fiscal year. A prorated mid-year payment is made based on year-to-date performance as of October 31, the end of the first half of the fiscal year. The mid-year payment is capped at 100% attainment and is offset against full year attainment when calculating the final fiscal year payout. In determining the award payout, the Compensation Committee reviews our achievement against the predetermined target levels for the established corporate performance measures and formally determines that achievement. Awards are paid out following approval by the Compensation Committee and, in the case of our CEO and CTO, approval by the board of directors.
The Compensation Committee maintains sole discretion to adjust or eliminate any award on the basis of factors it deems relevant. The actual award payout for each named executive officer may be below, at, or above calculated attainment as determined at the Compensation Committee’s discretion or, in the case of our CEO and CTO, as recommended by the Compensation Committee for determination by our board of directors. For fiscal year 2025, there was no discretionary action exercised with respect to any of the actual cash incentive award payments made under the Bonus Plan.
Corporate Performance Metrics
The annual operating plan for fiscal year 2025 was based on demanding but achievable business objectives. The corresponding corporate financial performance metrics established under the Bonus Plan for fiscal year 2025 (the “Fiscal Year 2025 Bonus Plan”) were set above actual performance for fiscal year 2024 to align short-term cash incentive compensation with strong growth objectives.
The following corporate performance metrics were approved by the Compensation Committee and subsequently approved by the board of directors in June 2024:

Metric	FY25 Weight
For fiscal year 2025, we maintained the performance metrics and weighting established under the Fiscal Year 2024 Bonus Plan, reflecting the strong alignment of this structure with our growth strategy and continued focus on building sustainable long-term shareholder value.

Cloud Revenue	30%
Total Revenue	35%
Non-GAAP Operating Margin %	35%
Total	100%
For purposes of the Fiscal Year 2025 Bonus Plan:
•“Cloud Revenue” means the portion of total revenue from Elastic Cloud, our family of cloud-based offerings.
•“Non-GAAP Operating Margin %” means operating margin as calculated in accordance with GAAP, as adjusted to exclude stock-based compensation expense, employer payroll taxes on employee stock transactions, amortization of acquired intangible assets, acquisition-related expenses, and restructuring and other related charges.
In establishing the performance levels for each metric, the Compensation Committee emphasized an aggressive level of growth and profitability.

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Fiscal Year 2025 Bonus Plan Metrics and Performance Levels

Cloud Revenue			Total Revenue			Non-GAAP Operating Margin % (NGOM)
Attainment vs. Plan	Amount $M	Payout %	Attainment vs. Plan	Amount $M	Payout %	NGOM	Payout %
<80%	<$535	0%	<80%	<$1,188	0%	<7.6%	0%
80%	$535	50%	80%	$1,188	50%	7.6%	50%
100%	$669	100%	100%	$1,485	100%	12.6%	100%
>120%	>$802	150%	>120%	>$1,782	150%	>17.6%	150%
If performance for any metric falls below the threshold performance level, no payout is earned with respect to that metric. The potential payment for each metric is capped at the maximum performance level. For all three performance metrics, payouts for performance between threshold and target, and between target and maximum, are determined using linear interpolation.

Annual Cash Incentive Payouts

Metric	Target	Achievement	Attainment %	Payout %	Weight	Total
Cloud Revenue	$669M	$688M	102.8%	107.1%	30%	32.1%
Total Revenue	$1,485M	$1,483M	99.9%	99.8%	35%	34.9%
Non-GAAP Operating Margin %	12.6%	15.2%	120.4%	125.7%	35%	44.0%
Total					100%	111.1%

Based on these determinations of actual fiscal year 2025 achievement, the following annual cash incentive awards were paid under the Fiscal Year 2025 Bonus Plan:

Named Executive Officer	Total Annual Cash Incentive Award for Fiscal Year 2025 (1)
Ashutosh Kulkarni	$694,096
Navam Welihinda	$70,741
Shay Banon	$428,124 (2)
Mark Dodds	$416,458
Ken Exner	$416,458
Janesh Moorjani	$196,875 (3)
Eric Prengel	$142,490 (4)
(1) Annual cash incentive award amounts include a prorated portion paid at mid-year. Final payment reflects full year results against full year plan metrics.

(2) This amount has been reported on an as-converted basis from British pound sterling (“GBP”) to U.S. dollars based on the average currency exchange rate of 1 GBP = USD 1.2789 for the year ended April 30, 2025.
(3) This amount represents the pro-rated mid-year payment made to Mr. Moorjani under the regular terms of the Bonus Plan before his termination of employment. Mr. Moorjani was not entitled to and did not receive any further cash incentive payments upon or following termination.

(4) This amount represents the total annual cash incentive paid to Mr. Prengel under the Fiscal Year 2025 Bonus Plan, including the portions earned before his appointment as our Interim CFO and after completion of his service in that role.

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Long-Term Incentive Compensation
We view long-term equity compensation in the form of RSUs and PSUs as a critical element of our executive compensation program. We use equity awards to incentivize and reward our named executive officers for long-term corporate performance based on the value of our ordinary shares to align their interests with the interests of our stakeholders. The realized value of these equity awards is directly tied to our stock price and therefore serves as an incentive for our named executive officers to create long-term value for our shareholders. Equity awards also help us retain our named executive officers in a highly competitive market.
In addition to the initial equity award that each named executive officer receives upon hire, the Compensation Committee also grants some or all of our named executive officers additional equity awards each year as part of our annual review of our executive compensation program. The Compensation Committee does not apply a rigid formula in determining the size or type of the equity awards granted as part of our annual assessment. Instead, in making these decisions and recommendations, the Compensation Committee exercises its judgment as to the amount and type of the awards after considering the performance of each named executive officer, the compensation consultant’s recommendations based on its review of compensation practices of the compensation peer group companies, and the retentive aspect of the unvested equity held by each executive. Additionally, in granting broad-based equity awards across our global employee population, the Compensation Committee considers the proportion of our total ordinary shares outstanding used for annual employee long-term equity compensation awards (our “burn rate”) in relation to companies in our compensation peer group, the potential economic and voting power dilution to our shareholders in relation to companies in our compensation peer group, and the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above.

Increased Weighting of Performance Share Unit (PSU) Awards for Fiscal Year 2025
PSUs were introduced as a component of our long-term incentive program for fiscal year 2024 with the intent that the proportion of PSUs granted would increase each year until reaching an equal mix of PSUs and RSUs in the composition of annual equity awards for named executive officers. Accordingly, PSU grants for fiscal year 2025 represented 35% of the total annual equity award value for our named executive officers, and for fiscal year 2026 represent 50% of the expected total annual equity award value.
In June 2024, the Compensation Committee recommended and the board of directors approved, the fiscal year 2025 PSU Plan with the following key terms:
•One-year performance period
•Vesting over three years in total, with one-third of the award vesting at the conclusion of the one-year performance period and on a quarterly basis thereafter
•Performance based solely on the total revenue metric
•Achievement of minimum threshold required for payout
•Payout determined on a linear interpolation basis for achievement between threshold and target, and between target and maximum
•Compensation Committee discretion in approving payout
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Fiscal Year 2025 PSU Plan Metric and Performance Levels

Total Revenue

For fiscal year 2025, the Compensation Committee maintained total revenue as the performance metric under the PSU Plan because it strongly aligns NEO pay outcomes with Elastic’s significant growth opportunity in Search AI.

Attainment vs. Plan	Amount $M	Payout %
<80%	<$1,188	0%
80%	$1,188	50%
100%	$1,485	100%
>120%	>$1,782	200%
Fiscal Year 2025 Equity Awards
Fiscal year 2025 annual equity awards were granted to our named executive officers in June 2024. In determining the value of each award, the Compensation Committee considered the competitive market analysis prepared by Compensia as its compensation consultant, the recommendations of Mr. Kulkarni where applicable, and the long-term incentive factors described above.
PSU awards granted for fiscal year 2025 vest over a three-year period, with one-third vesting at the end of the fiscal year performance period after adjustment for actual performance relative to the pre-established targets, and the remainder of the awards vesting on a quarterly basis over eight quarters. RSU awards granted for fiscal year 2025 vest over a four-year period in equal quarterly installments. All vesting is subject to continued service through the applicable vesting date. For more details regarding our annual equity awards, see the section below titled “Executive Compensation Tables—Fiscal 2025 Outstanding Equity Awards as of Fiscal Year End.”
The aggregate equity awards granted to our named executive officers for fiscal year 2025 were as follows:

Named Executive Officer	FY25 PSUs (award value)	FY25 RSUs (award value)	Total FY25 Equity Award Value (1)	PSU % of Grant Total
Ashutosh Kulkarni	$4,550,000	$8,450,000	$13,000,000	35%
Navam Welihinda (2)	$—	$11,000,000	$11,000,000	—
Shay Banon	$1,312,500	$2,437,500	$3,750,000	35%
Mark Dodds	$1,575,000	$2,925,000	$4,500,000	35%
Ken Exner	$1,575,000	$2,925,000	$4,500,000	35%
Janesh Moorjani	$2,100,000	$3,900,000	$6,000,000	35%
Eric Prengel (3)	$—	$2,850,000	$2,850,000	—
(1) For purposes of this Compensation Discussion and Analysis, “award value” generally means an economic target value, as distinct from the grant date fair value under the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718. The actual number of our ordinary shares subject to an equity award was determined by dividing the applicable award value by one of the following per share values, as applicable: (i) with respect to the RSUs granted to Mr. Welihinda, the value per share was equal to the average trading price of our ordinary shares for the month in which he commenced service; and (ii) with respect to all other equity grants shown in this table, the value per share was equal to the fair market value of any ordinary share of the Company on the date of grant, as measured by the closing price of our ordinary shares on that date as reported on the NYSE.
(2) Given the fiscal year performance period associated with the PSU Plan and Mr. Welihinda’s mid-year hire date, his new-hire equity award was issued entirely in the form of RSUs. Future equity awards issued to Mr. Welihinda are expected to be composed of PSUs and RSUs in the same mix as the awards granted to our other named executive officers.
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(3) Given the interim nature of his service as CFO, Mr. Prengel’s fiscal year 2025 equity awards were issued entirely in the form of RSUs.
In keeping with our multi-year commitment to achieving an equal mix of PSUs and RSUs in our annual grants to named executive officers, PSU awards for fiscal year 2026 have been determined at 50% of the expected total annual equity award value for our named executive officers in aggregate.
Fiscal Year 2025 PSU Plan Attainment
Based on total revenue of $1.483 billion, 100% of target PSUs were earned in fiscal year 2025. One-third of the earned shares vested at the conclusion of the one-year performance period, while the remaining earned shares will vest quarterly over the subsequent two years.
Health, Welfare and Retirement Benefits
Our named executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried employees in the jurisdiction where the named executive officer is located. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and commuter benefits. Named executive officers are also able to participate in our employee stock purchase plan on the same terms and conditions as other employees.
We maintain a 401(k) plan for our employees in the United States, including our named executive officers. Employees may elect to participate in the 401(k) plan through voluntary contributions via regular payroll deduction. Employee contributions are matched by the Company up to 6% of eligible earnings. Outside of the United States, we maintain defined-contribution plans for employees in certain other countries.
We also maintain a non-qualified deferred compensation plan that enables select employees, including our named executive officers, in the United States to defer a portion of their base salary and commission or annual bonus payouts (as applicable), along with associated federal and state income taxes, which provides additional tax and financial planning flexibility and helps us to attract and retain top talent. The Company makes no matching contributions to this plan.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an employee in the performance of the employee’s duties, to make the employee more effective, or for recruitment and retention purposes. For fiscal year 2025, none of our named executive officers received perquisites or other personal benefits with a value, in the aggregate, of $10,000 or more.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future policies with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee. In the case of our CEO and CTO, the board of directors will approve all perquisites or other personal benefits and subject them to periodic review upon the recommendation of the Compensation Committee.
Other Compensation Policies
Timing of Equity Awards
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The Company follows a consistent approach to the timing of its equity awards. The Compensation Committee’s practice is to approve or recommend equity awards, including stock options, to its named executive officers and other executive officers on an annual basis at the committee’s first regular meeting of each fiscal year, which is typically held in May or June and scheduled at least one year in advance. The Compensation Committee’s meeting to approve or recommend such annual awards is normally held after the Company’s announces its financial results for the preceding fiscal year and the fourth quarter of that fiscal year. The timing of the annual awards is intended to incentivize the named executive officers to deliver on the Company’s performance objectives for the new fiscal year. The Compensation Committee also may approve or recommend equity awards outside of the annual grant cycle, generally on quarterly dates scheduled in advance, for new hires, promotions, retention or other purposes. The Company has no program, plan or practice to time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Share Ownership Policy
The Company maintains a share ownership policy under which the CEO, other senior officers designated by the board of directors, and the Company’s non-executive directors (which we collectively refer to as “covered persons”) are required to own shares with a fair market value at least equal to:
•For the CEO, five times the CEO’s annual base salary
•For senior officers, two times the senior officer’s annual base salary
•For non-executive directors, five times the non-executive director’s annual cash retainer
As of the date of this proxy statement, senior officers subject to the policy included all of our executive officers and two additional officers of the Company.
The Company expects each covered person to (i) own shares with a fair market value at least equal to the value specified above within five years after becoming subject to the policy, and (ii) continue to own shares with at least such a fair market value for as long as such person qualifies as a covered person under the policy.
For purposes of the policy, owned shares include shares acquired:
•through open market purchases;
•through the Company’s employee stock purchase plan; and
•upon exercise of options or settlement of other equity awards held by the covered person and issued pursuant to the Company’s compensation plans.
Unexercised stock options and Company equity awards subject to vesting are not included in the ownership calculation.
Compliance with the policy is measured by the Compensation Committee annually as of the last day of each fiscal year, and management monitors ongoing compliance in conjunction with this policy and its insider trading preclearance administration.
Incentive-Based Compensation Recovery (“Clawback”) Policies
Dutch Clawback Policy
Pursuant to Dutch corporate law, our Remuneration Policy provides that the short-term and long-term variable remuneration of the executive and non-executive directors of the Company, whether payable in cash or equity, may be adjusted or partly or fully clawed back to the extent it was paid on the basis of incorrect information (i) underlying the targets to be achieved or (ii) regarding the circumstances on which the variable remuneration was made conditional.
NYSE Clawback Policy; Clawback under Sarbanes-Oxley Act of 2002
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We maintain an executive compensation recoupment policy (the “recovery policy”) that complies with the NYSE listing standard adopted in accordance with Rule 10D-1 under the Exchange Act. Under the recovery policy, if we are required to prepare an accounting restatement, we must recover from any current or former executive officer incentive-based compensation that was erroneously awarded during the three years before the date on which the restatement was required. The recoverable amount is calculated as the amount of incentive-based compensation received in excess of the amount that otherwise would have been received if such compensation had been determined based on the restated financial measure. Our recoupment obligation is subject to limited impracticability exceptions authorized under the NYSE standard.
As a public company listed on the NYSE, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the U.S. federal securities laws as a result of misconduct, named executive officers may be legally required to reimburse Elastic for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Insider Trading Policy
We have adopted and maintain an insider trading policy governing the purchase, sale and other disposition of our ordinary shares and other securities by our directors, officers, employees and other designated persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and NYSE listing standards applicable to Elastic. We have filed a copy of our insider trading policy as Exhibit 19.1 to our Annual Report on Form 10-K for fiscal year 2025. It is the Company’s policy to engage in transactions in our own securities in compliance with insider trading laws, rules and regulations.
Prohibition on Hedging and Pledging of Securities
Under the insider trading policy described above, our employees, including officers, and the members of our board of directors are prohibited from engaging in transactions in publicly-traded options, such as put options and call options, other derivative securities with respect to our securities (other than share options, share appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company), and debt securities (such as debentures, bonds and notes). The covered transactions include any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our employees, including officers, and the members of our board of directors may not engage in short sales (that is, the sale of a security that must be borrowed to make delivery) or “sell short against the box” (that is, a sale with a delayed delivery) involving our securities.
Further, under our insider trading policy, our employees, including officers, and the members of our board of directors may not pledge our securities as collateral for a loan or hold our securities in a margin account.
Employment Arrangements
We have entered into a written employment agreement with Mr. Banon (the “Banon Employment Agreement”) and an employment letter with Mr. Kulkarni. The arrangements with Mr. Kulkarni and Mr. Banon, our executive directors, were approved by the board of directors upon recommendation of the Compensation Committee. We have entered into employment letters, each of which was approved by the Compensation Committee, with each of our other named executive officers, all of whom have also executed our standard form of invention assignment, confidentiality and arbitration agreement. We believe that these arrangements are necessary to secure the service of these individuals in a highly competitive job market.
Our written employment agreements and employment letters do not have a specific term. They each provide for “at will” employment (meaning that either we or the named executive officer may terminate the employment relationship at any time without cause) and generally set forth the named executive officer’s initial base salary, target annual cash incentive opportunity, if applicable, and eligibility to participate in our standard employee benefit plans and programs.
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The Banon Employment Agreement also provides that Mr. Banon may be eligible to receive certain severance payments and benefits in connection with certain terminations of his employment with the Company, including a termination of employment in connection with a change in control of the Company, provided that such severance payments and benefits will be reduced by any statutory severance benefits required to be provided to Mr. Banon under applicable law. The amount and type of the severance payments and benefits provided under the Banon Employment Agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are substantially identical to the provisions regarding severance payments and benefits provided for in our change in control and severance agreements, as described under “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our named executive officers, see “Executive Compensation Tables— Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
In addition to the severance provisions contained in the Banon Employment Agreement, we have entered into change in control and severance agreements with our other named executive officers (which, together with the severance provisions in the Banon Employment Agreement, we refer to as the “Severance Arrangements”). The Severance Arrangements provide for certain protections in the event of specified involuntary terminations of employment, including an involuntary termination of employment in connection with a change in control of the Company, in exchange the named executive officer’s execution of a separation agreement and release of claims in our favor that becomes effective and irrevocable and resignation from all positions the named executive officer may hold as an officer or director.
The Severance Arrangements provide that the named executive officers will receive compensation in the form of severance pay and certain limited benefits if the officer leaves our employ under specified circumstances to facilitate the officer’s transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing named executive officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that the Severance Arrangements help maintain our named executive officers’ continued focus and dedication to their assigned duties to maximize stakeholder value if there is a potential transaction that could involve a change in control of the Company.
Under the Severance Arrangements, all payments and benefits in the event of a change in control of the Company are payable only if there is a connected involuntary loss of employment by a named executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
In the event of a change in control of the Company, to the extent that any of the amounts provided for under the Severance Arrangements would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a named executive officer will receive such payment as would entitle the officer to receive the greatest after-tax benefit, even if it means that we pay the named executive officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
We do not provide any tax reimbursement payments (or “gross-ups”) on excise taxes relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our named executive officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our named executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
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For a description of the post-employment compensation arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our U.S. federal income taxes for compensation paid to our CEO and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) to $1 million per individual per year, subject to certain exceptions.
Accounting for Stock-Based Compensation
The Compensation Committee takes into consideration accounting impacts in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and is recognized over the requisite service period. For RSUs the expense is recognized on a straight-line basis while the expense for PSUs is recognized using the accelerated attribution method. This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
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Executive Compensation Tables
Fiscal 2025 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for all services rendered in all capacities for the last three fiscal years during which such individuals were named executive officers. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Ashutosh Kulkarni	2025	625,000		—	12,999,970	—	694,096		29,668	(3)	14,348,734
Chief Executive Officer	2024	600,000		—	11,249,875	—	598,175		19,800	(3)	12,467,850
	2023	600,000		—	12,599,999	—	529,078		11,794	(3)	13,740,871
Navam Welihinda	2025	85,417		—	9,363,770	—	70,741		3,750	(3)	9,523,678
Chief Financial Officer
Shay Banon	2025	514,006	(4)	—	3,749,877	—	428,124	(4)	2,682	(3)(4)	4,694,689
Chief Technology Officer	2024	475,235	(4)(5)	—	3,199,926	—	301,314	(4)(5)	31,021	(4)(5)(6)	4,007,497
	2023	428,891	(5)	—	2,999,977	—	226,917	(5)	95,771	(5)(7)	3,751,556
Mark Dodds	2025	500,000		—	4,499,830	—	416,458		28,100	(3)	5,444,388
Chief Revenue Officer	2024	200,758		200,000	9,564,394	—	119,308		10,000	(3)	10,094,460
Ken Exner	2025	500,000		—	4,499,830	—	416,458		27,557	(3)	5,443,846
Chief Product Officer	2024	465,000		—	4,499,952	—	278,151		20,400	(3)	5,263,503
	2023	304,688		—	9,609,326	2,822,318	155,360		19,522	(3)	12,911,214
Janesh Moorjani	2025	335,417		—	5,999,848	—	196,875		93,110	(3)	6,625,250
Former Chief Financial Officer and Chief Operating Officer	2024	512,500		—	5,999,913	—	306,565		11,900	(3)	6,830,878
	2023	500,000		—	5,499,948	—	264,539		15,000	(3)	6,279,487
Eric Prengel	2025	461,875		—	2,849,941	—	142,490		26,029	(3)	3,480,335
Former Interim Chief Financial Officer
(1)The amounts shown represent the aggregate grant date fair value of RSU awards granted to named executive officers for fiscal years 2023, 2024, and 2025 and PSU awards, assuming target award value, granted to named executive officers for fiscal years 2024 and 2025, as applicable, and option awards granted in fiscal year 2023 calculated in accordance with ASC Topic 718 for purposes of financial reporting. Such amounts do not represent the actual economic value that has been or may be realized from such awards.

The amounts reported for RSUs and PSUs, based on target award value, were calculated using the closing price of our ordinary shares as reported on the NYSE on the date of grant. If the PSUs were instead valued based on the maximum outcome of the applicable performance conditions, the grant date fair value of the PSUs granted in this column (i) for fiscal year 2025, would be as follows: Mr. Kulkarni, $9,099,968; Mr. Banon, $2,624,780; Mr. Dodds, $3,149,825; Mr. Exner, $3,149,825; and Mr. Moorjani, $4,199,916; and (ii) for fiscal year 2024, would be as follows: Mr. Kulkarni, $5,749,918; Mr. Banon, $1,499,931; Mr. Exner, $2,149,974; and Mr. Moorjani, $2,899,940. Mr. Dodds did not receive a PSU award for fiscal year 2024. Messrs. Welihinda and Prengel have not received any PSU awards.

See Note 11, “Equity Incentive Plans” of the Notes to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for fiscal year 2025 (the “Fiscal 2025 Form 10-K”) regarding assumptions underlying valuation of equity awards.
(2)Except as otherwise indicated, the amounts shown represent the amounts earned based upon achievement of certain performance goals under our Bonus Plan. The terms of the Bonus Plan are described under “Compensation Discussion and Analysis—Setting Target Total Direct Compensation—Executive Bonus Plan.”
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(3)For fiscal years 2023, 2024, and 2025, the amounts shown include Elastic’s contributions made under our 401(k) plan for all named executive officers except Mr. Banon, who is not eligible to participate in the plan. With respect to Messrs. Kulkarni, Banon, Dodds, Exner, and Prengel, the amounts shown for fiscal year 2025 also include guest travel expenses and related tax gross-ups for certain company events. The amount shown for Mr. Moorjani for fiscal year 2025 also includes payout of accrued and unused leave balances upon termination in accordance with Company policy and California labor laws.
(4)Amounts for fiscal year 2025 (and a portion of the amounts for fiscal year 2024) have been reported on an as-converted basis from British pound sterling (“GBP”) to U.S. dollars (“USD”) based on the average currency exchange rate of 1 GBP = USD 1.2789 for the year ended April 30, 2025 and a spot currency exchange rate of 1 GBP = USD 1.2544 as of fiscal year end April 30, 2024.
(5)Amounts for fiscal year 2023 (and a portion of the amounts for fiscal year 2024) have been reported on an as-converted basis from Israeli new shekels (“ILS”) to USD based on spot currency exchange rates of 1 ILS=USD 0.2670 and 0.2748 as of our fiscal year end April 30, 2024 and 2023, respectively.
(6)The amount shown is the sum of the following amounts, calculated on an as-converted basis as described in note (5): contributions by Elastic of $11,572 in ILS to a severance pay fund pursuant to Israeli law; contributions by Elastic of $9,030 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws; and contributions by Elastic of $10,419 in ILS to an education savings fund.
(7)The amount shown is the sum of the following amounts, calculated on an as-converted basis as described in note (5): contributions by Elastic of $35,727 in ILS to a severance pay fund pursuant to Israeli law; contributions by Elastic of $27,878 in ILS to a pension and manager’s insurance fund pursuant to Israeli labor laws; and contributions by Elastic of $32,167 in ILS to an education savings fund.
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Fiscal 2025 Grants of Plan-Based Awards
The following table provides information concerning each grant of an award made during fiscal year 2025 for each of our named executive officers under any plan. See “Compensation Discussion and Analysis—Setting Target Total Direct Compensation—Executive Bonus Plan” and “—Long-Term Incentive Compensation.” This information supplements the information about these awards set forth in the Fiscal 2025 Summary Compensation Table above.

				Estimated possible payouts under non-equity incentive plan awards(1)			Estimated possible payouts under non-equity incentive plan awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashutosh Kulkarni			Annual Cash	312,500	625,000	937,500
	6/5/2024	6/8/2024	PSUs				20,322	40,643	81,286		4,549,984
	6/5/2024	6/8/2024	RSUs							75,480	8,449,986
Navam Welihinda			Annual Cash	187,500	375,000	562,500
	2/25/2025	3/8/2025	RSUs							98,566	9,363,770
Shay Banon			Annual Cash	192,752	385,505	578,257
	6/5/2024	6/8/2024	PSUs				5,862	11,723	23,446		1,312,390
	6/5/2024	6/8/2024	RSUs							21,773	2,437,487
Mark Dodds			Annual Cash	187,500	375,000	562,500
	6/4/2024	6/8/2024	PSUs				7,034	14,068	28,136		1,574,913
	6/4/2024	6/8/2024	RSUs							26,127	2,924,918
Ken Exner			Annual Cash	187,500	375,000	562,500
	6/4/2024	6/8/2024	PSUs				7,034	14,068	28,136		1,574,913
	6/4/2024	6/8/2024	RSUs							26,127	2,924,918
Janesh Moorjani			Annual Cash	196,875	393,750	590,625
	6/4/2024	6/8/2024	PSUs				9,379	18,758	37,516		2,099,958
	6/4/2024	6/8/2024	RSUs							34,836	3,899,890
Eric Prengel			Annual Cash	95,000	190,000	285,000
	12/9/2024	12/14/2024	RSUs							19,221	1,999,945
	12/5/2024	12/8/2024	RSUs							7,659	849,996

(1)Reflects threshold, target and maximum potential payments for awards under the Fiscal Year 2025 Bonus Plan described in the section above entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentives.” Under these awards, the named executive officers were eligible to receive a cash payout subject to the achievement of pre-established corporate performance metrics.
(2)All RSU and PSU awards were granted pursuant to the Stock Plan.
(3)The amounts shown represent the grant date fair value of the RSU awards and options to purchase shares of ordinary shares granted to the named executive officers for financial reporting purposes pursuant to ASC Topic 718. Such amounts do not represent the amounts paid to or realized by the named executive officers. See Note 11, “Equity Incentive Plans” of the Notes to our Consolidated Financial Statements in the Fiscal 2025 Form 10-K regarding assumptions underlying valuation of equity awards.

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Fiscal 2025 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of April 30, 2025:

				Option Awards				Stock Awards
Name	Grant Date		Award Type (*)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ashutosh Kulkarni	3/8/2022	(2)	NQ	151,682	35,004	75.85	03/07/2032
	12/8/2021	(3)	NQ	21,815	4,364	128.31	12/07/2031
	3/8/2021	(4)	NQ	6,562	—	111.20	03/07/2031
	2/9/2021	(5)	ISO/NQ	31,415	—	166.43	02/08/2031
	6/8/2024	(6)	RSU					61,328	5,286,474
	6/8/2024	(7)	PSU					40,643	3,503,427
	12/8/2023	(8)	RSU					49,718	4,285,692
	6/8/2023	(9)	PSU					16,980	1,463,676
	12/8/2022	(10)	RSU					101,782	8,773,608
	3/8/2022	(11)	RSU					11,908	1,026,470
	12/8/2021	(12)	RSU					2,489	214,552

Navam Welihinda	3/8/2025	(13)	RSU					98,566	8,496,389
Shay Banon	12/8/2021	(3)	NQ	43,632	8,727	128.31	12/07/2031
	12/8/2020	(14)	NQ	62,421	—	145.83	12/07/2030
	6/8/2024	(6)	RSU					17,691	1,524,964
	6/8/2024	(7)	PSU					11,723	1,010,523
	12/8/2023	(8)	RSU					14,545	1,253,779
	6/8/2023	(9)	PSU					4,431	381,952
	12/8/2022	(10)	RSU					24,234	2,088,971
	12/8/2021	(12)	RSU					4,978	429,104
Mark Dodds	6/8/2024	(6)	RSU					21,229	1,829,940
	6/8/2024	(7)	PSU					14,068	1,212,662
	1/8/2024	(8)	RSU					60,498	5,214,928
Ken Exner	9/8/2022	(15)	NQ	36,479	20,006	84.87	09/07/2032
	6/8/2024	(6)	RSU					21,229	1,829,940
	6/8/2024	(7)	PSU					14,068	1,212,662
	12/8/2023	(8)	RSU					20,333	1,752,705
	6/8/2023	(9)	PSU					6,349	547,284
	12/8/2022	(10)	RSU					16,156	1,392,647
	9/8/2022	(16)	RSU					33,623	2,898,303
Eric Prengel	12/14/2024	(17)	RSU					19,221	1,656,850
	12/8/2024	(18)	RSU					7,181	619,002
	12/8/2023	(8)	RSU					4,660	401,692
	3/8/2023	(19)	RSU					25,880	2,230,856

For purposes of this table, “NQ” refers to non-qualified stock options, “ISO/NQ” refers to stock option grants that are part incentive stock options and part non-qualified stock options, “RSU” refers to restricted stock units, and “PSU” refers to performance share units.

(1)The market value of unvested RSUs and PSUs is calculated by multiplying the number of unvested RSUs held by the applicable named executive officer by the market price of our ordinary shares on April 30, 2025 as reported on the NYSE, which was $86.20.
(2)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on February 11, 2022, subject to continued service to us through the applicable vesting date.
(3)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2022, subject to continued service to us through the applicable vesting date.
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(4)One-fourth of the ordinary shares subject to the option vested on March 8, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(5)One-fourth of the ordinary shares subject to the option vested on January 4, 2022, and 1/48th of the ordinary shares subject to the option vest monthly thereafter, subject to continued service to us through the applicable vesting date.
(6)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on September 8, 2024, subject to continued service to us through the applicable vesting date.
(7)The ordinary shares are subject to a PSU award based on achievement of specified performance metrics. The number of ordinary shares shown represents achievement of the performance metric at the target level. Based on actual achievement for fiscal year 2025, 100% of the target PSUs were earned. One-third of the actual amounts received based on achievement vested on the determination date of June 8, 2025; thereafter, one-eighth of the remaining shares will vest quarterly, beginning on September 8, 2025, subject to continued service to us through the applicable vesting date.
(8)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2024, subject to continued service to us through the applicable vesting date.
(9)The ordinary shares are subject to a PSU award based on achievement of specified performance metrics. Based on actual achievement for fiscal year 2024, 97% of the target PSUs were earned. One-third of the actual amounts received based on achievement vested on the determination date of June 8, 2024; thereafter, one-eighth of the remaining shares will vest quarterly, beginning on September 8, 2024, subject to continued service to us through the applicable vesting date.
(10)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2023, subject to continued service to us through the applicable vesting date.
(11)The ordinary shares subject to the award of RSUs vest in 16 equal quarterly installments beginning on June 8, 2022, subject to continued service to us through the applicable vesting date.
(12)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2022, subject to continued service to us through the applicable vesting date.
(13)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on June 8, 2025, subject to continued service to us through the applicable vesting date.
(14)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on January 8, 2021, subject to continued service to us through the applicable vesting date.
(15)The ordinary shares subject to the option vest in 48 equal monthly installments beginning on October 8, 2022, subject to continued service to us through the applicable vesting date.
(16)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on December 8, 2022, subject to continued service to us through the applicable vesting date.
(17)The ordinary shares subject to the award of RSUs vest in two annual installments beginning on December 14, 2025, subject to continued service to us through the applicable vesting date.
(18)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on March 8, 2025, subject to continued service to us through the applicable vesting date.
(19)The ordinary shares subject to the award of RSUs vest in 16 quarterly installments beginning on June 8, 2023, subject to continued service to us through the applicable vesting date.

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Fiscal 2025 Option Exercises and Stock Vested
The following table presents, for each of our named executive officers, the number of ordinary shares acquired and the related value realized upon the exercise of stock options and the vesting of RSUs and PSUs during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ashutosh Kulkarni	—	—	143,989	13,840,167
Navam Welihinda	—	—	0	0
Shay Banon	126,341	12,435,767	43,930	4,395,190
Mark Dodds	—	—	26,898	2,585,219
Ken Exner	—	—	52,823	5,157,274
Janesh Moorjani	174,832	10,242,503	49,327	4,940,955
Eric Prengel	—	—	15,113	1,465,288
(1)The value realized on exercise is calculated as the difference between the market value of our ordinary shares underlying the options on the date of exercise, which is the closing price of the shares on that date as reported on the NYSE, and the applicable exercise price of those options.
(2)The value realized upon vesting is calculated by multiplying the number of ordinary shares released upon vesting of the RSUs by the market value of such ordinary shares on the vesting date.
Fiscal 2025 Non-Qualified Deferred Compensation
Effective January 1, 2024, we offer a non-qualified deferred compensation plan (“Deferred Compensation Plan”) which provides eligible U.S. employees with the opportunity to defer up to 80% of their eligible base salary and variable sales-based compensation and up to 100% of their eligible fiscal year bonus (beginning with bonuses for our fiscal year 2024) in excess of the limits imposed on the 401(k) plan by the Internal Revenue Code. Account balances under the Deferred Compensation Plan are credited with income, gains, and losses based on the performance of investment funds selected by the participant from a list of funds designated by our company. We do not make matching contributions under the Deferred Compensation Plan, but are permitted to make discretionary contributions. We did not make any contributions to the Deferred Compensation Plan in fiscal year 2025.

The following table sets forth information with respect to deferrals made by our named executive officers during fiscal year 2025.

Name	Executive contributions in last fiscal year ($)(1)	Registrant contribution in last fiscal year ($)	Aggregate earnings in last fiscal year ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at last fiscal year end ($)(3)
Ashutosh Kulkarni	—	—	—	—	—
Navam Welihinda	—	—	—	—	—
Shay Banon	—	—	—	—	—
Mark Dodds	—	—	—	—	—
Ken Exner	—	—	—	—	—
Janesh Moorjani	610,208	—	10,780	—	761,712
Eric Prengel	—	—	—	—	—
(1)Amounts disclosed in this column are reflected in the "Salary" column of the Fiscal 2025 Summary Compensation Table.
(2)None of the earnings set forth in this column are considered above-market or preferential as determined under SEC rules, and, therefore, none of such amounts are reflected in the Fiscal 2025 Summary Compensation Table.
(3)The balance shown represents compensation already reported in the Fiscal 2025 Summary Compensation Table, except for any earnings that were not above-market or preferential as
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determined under SEC rules.
Named Executive Officer Employment Letters
Shay Banon
We have entered into an employment agreement with Shay Banon, our CTO. Pursuant to Mr. Banon’s employment agreement, Mr. Banon will continue to serve as our at-will employee and as an executive director, with such membership on our board of directors subject to our articles of association, board rules, and any required shareholder approvals.
Mr. Banon’s employment agreement provides that his salary is subject to review and may be increased (but not decreased) based upon the Company’s normal performance review practices, and that Mr. Banon is eligible to receive an annual performance bonus and to participate in employee benefit plans maintained from time to time for senior executives.
Pursuant to Mr. Banon’s employment agreement, he may be eligible to receive certain severance payments and benefits. The amount and type of the severance payments and benefits provided under Mr. Banon’s employment agreement, as well as the terms and conditions under which such severance payments and benefits may be provided, are substantially identical to the provisions regarding severance payments and benefits provided for in our change in control severance agreements, as described below under the heading “Executive Officer Change in Control and Severance Agreements.” Mr. Banon is also eligible to receive any statutory severance benefits required to be provided by applicable law, and the severance payments and benefits provided in his employment agreement will be offset by the amount of any such statutory severance benefits.
Employment Letters with other Named Executive Officers
We have entered into an employment letter with each of our other named executive officers. The employment letters do not have a specific term and provide that employment is “at-will.” Each of those employment letters provides for an annual base salary and the opportunity to earn annual bonus incentive compensation. In accordance with the employment letters, the Company may modify salaries and incentive compensation opportunities from time to time as it deems necessary.

Executive Officer Change in Control and Severance Agreements
We have entered into change in control and severance agreements with each of our named executive officers other than Mr. Banon. As noted above, we have entered into an employment agreement with Mr. Banon that contains severance provisions that are substantially identical to those contained in the change in control and severance agreements, except that the severance payments and benefits Mr. Banon receives under his employment agreement will be offset by any statutory severance benefits required to be provided to Mr. Banon under applicable law.
Pursuant to each executive’s severance agreement, if we terminate the employment of the executive other than for “cause” (excluding by reason of the executive’s death or disability) or the executive resigns for “good reason” (as such terms are defined in the executive’s severance agreement), and, within 60 days following the executive’s termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all positions the executive may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to six months of the executive’s annual base salary and (ii) a lump sum payment equal to 50% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs. In addition, we will be obligated to pay the premiums for coverage under COBRA for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment.
Pursuant to each executive’s severance agreement, if, within the three-month period prior to or during the 12-month period following a “change in control” (as defined in the executive’s severance agreement), the employment of the executive is terminated under the circumstances described in the above paragraph and, within 60 days following his termination, the executive executes a separation agreement and release of claims in our favor that becomes effective and irrevocable and resigns from all
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positions he may hold as an officer or director, the executive is entitled to receive (i) a lump sum payment equal to 12 months of the executive’s annual base salary, (ii) a lump sum payment equal to 100% of the executive’s annual target performance bonus as in effect for the fiscal year in which the termination occurs, and (iii) accelerated vesting of 100% of any outstanding equity awards held by the executive on the date of the executive’s termination. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels. In addition, we will be obligated to pay the premiums for coverage under COBRA for the executive and the executive’s dependents, if any, for up to 12 months following the executive’s termination of employment.
In the event any payment to an executive pursuant to the applicable severance agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive would receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if as a result we would pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
Limitation on Liability and Indemnification Matters
We have entered into and expect to continue to enter into agreements to indemnify each of our current officers. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were an officer, by reason of any action or inaction by them while serving as an officer. In the case of an action or proceeding by, or in the right of, our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as officers. We also maintain officers’ liability insurance.
See Note 8, “Commitments and Contingencies” of the Notes to our Consolidated Financial Statements in the Fiscal 2025 Form 10-K regarding a complaint filed against Mr. Kulkarni and former executive officer Mr. Moorjani on behalf of a putative class of shareholders.
Potential Payments Upon Termination or Change in Control
The table below provides information with respect to potential payments and benefits to which our named executive officers, other than Mr. Moorjani, would be entitled under the arrangements set forth in their change in control and severance agreements or, in the case of Mr. Banon, employment agreement assuming their employment was terminated as of April 30, 2025, including in connection with a change in control assumed to occur as of April 30, 2025. The amounts reported reflect rounding, which may result in slight variations between amounts shown in the Total column and the sum of its components as reflected in the table.

Departure of Former CFO and COO

Mr. Moorjani tendered his resignation and terminated employment as CFO and COO effective December 13, 2024. Mr. Moorjani was not entitled to receive any severance or benefits payments of the type described below. Under the Company’s compensation policies and arrangements, Mr. Moorjani received payment of his accrued and unpaid salary, including his accrued and unused leave balances, through his termination date. All of the outstanding unvested equity awards held by Mr. Moorjani as of his termination date were forfeited.

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Name	Termination Reason	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)	Continuation of Insurance Coverage ($)(2)	Total ($)
Ashutosh Kulkarni	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	625,000	625,000	24,916,189	28,377	26,194,566
	Termination Without Cause or Resignation for Good Reason	312,500	312,500	—	28,377	653,377
Navam Welihinda	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	375,000	8,496,389	24,185	9,395,574
	Termination Without Cause or Resignation for Good Reason	250,000	187,500	—	24,185	461,685
Shay Banon	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	375,000	6,689,292	4,426	7,568,719
	Termination Without Cause or Resignation for Good Reason	250,000	187,500	—	4,426	441,926
Mark Dodds	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	375,000	8,257,529	28,377	9,160,906
	Termination Without Cause or Resignation for Good Reason	250,000	187,500	—	28,377	465,877
Ken Exner	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	500,000	375,000	9,660,148	28,377	10,563,524
	Termination Without Cause or Resignation for Good Reason	250,000	187,500	—	28,377	465,877
Eric Prengel	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	475,000	190,000	4,908,400	28,377	5,601,777
	Termination Without Cause or Resignation for Good Reason	237,500	95,000	—	28,377	360,877
(1)The value of accelerated vesting of unvested RSUs is based upon the closing price of our ordinary shares on April 30, 2025 of as reported on the NYSE, multiplied by the number of unvested RSUs. The value of accelerated vesting of unvested stock options is based on the difference between the closing price of our ordinary shares on April 30, 2025 of as reported on the NYSE, and the exercise price per option multiplied by the number of unvested options.
(2)This amount is based on the payment of monthly COBRA premiums as of April 30, 2025 for a 12-month period.

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REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025.
Respectfully submitted by the members of the Compensation Committee:
Alison Gleeson (Chairperson)
Sohaib Abbasi
Paul Auvil

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CEO PAY RATIO
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Ashutosh Kulkarni, our CEO, to the annual total compensation of our median compensated employee for fiscal year 2025.
The ratio presented below is a reasonable estimate calculated in a manner consistent with SEC rules and applicable guidelines. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. The pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
We identified the median compensated employee using the following methodology:
For each member of the applicable employee population, we used the total of the employee’s target cash compensation and equity awards received during fiscal year 2025. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using our anticipated exchange rate for fiscal year 2025. With respect to equity awards, we determined the grant date fair value of restricted stock units awarded during fiscal year 2025 computed in accordance with FASB ASC Topic 718 using the closing price of our ordinary shares as reported on the NYSE on the date of grant.
In determining our employee population, we considered the individuals other than our CEO who were employed by us on March 1, 2025, whether in a full-time, part-time or temporary capacity. We did not include any contractors, agency workers or other non-employees.
After identifying the median compensated employee, we then calculated the total fiscal year 2025 compensation for this individual using the same methodology we use to calculate the fiscal year 2025 amount reported for our CEO in the “Total” column of the Fiscal 2025 Summary Compensation Table as set forth in the “Executive Compensation” section of this proxy statement.
For our fiscal year 2025:
For fiscal year 2025, the total compensation for our CEO, Mr. Kulkarni, was $14,348,734 as reported in the “Total” column of the Fiscal 2025 Summary Compensation Table as set forth in the “Executive Compensation” section of this proxy statement.
The fiscal year 2025 annual total compensation for our median compensated employee was $225,619. Thus, the ratio of our CEO’s total fiscal year 2025 compensation to our median compensated employee’s total fiscal year 2025 compensation was 64:1.
Neither the Compensation Committee nor our management used this pay ratio in making compensation decisions.
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PAY VERSUS PERFORMANCE
In accordance with the Pay versus Performance rules (the “PvP rules”) adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide the following disclosure regarding executive compensation for our CEO, who is our principal executive officer (“PEO”), and non-PEO named executive officers and Company performance for our five most recent fiscal years. The Compensation Committee and the board of directors did not consider the pay versus performance information below in making its pay decisions for any of the fiscal years presented. See the “Executive Compensation—Compensation Disclosure and Analysis” section of this proxy statement for information about the pay decisions made with respect to named executive officer compensation for the fiscal years discussed in that section.

Pursuant to the PvP rules, we provide the following information below:
•tabular compensation and performance disclosure for our fiscal years 2021, 2022, 2023, 2024, and 2025 (the “covered years”);
•additional disclosure regarding the relationship between the Compensation Actually Paid (“CAP” as calculated in accordance with the PvP rules) set forth in the pay versus performance table and each of the performance metrics set forth in the table and between the Company’s total shareholder return (“TSR”) and the TSR Peer Group (as set forth in the table below), in each case over the covered years; and
•a list of three financial performance measures that we consider to be our most important measures used to align compensation actually paid for fiscal year 2025 to the named executive officers (as used in this Pay Versus Performance section, the “NEOs”) to Company performance.
In the pay versus performance table below, we provide information about compensation of our NEOs for each of the covered years. Additionally, we provide information about the results for certain financial performance measures for the covered years. Although the PvP rules require us to disclose CAP, these amounts do not necessarily reflect compensation that our principal executive officer and other NEOs actually earned for the covered years. Instead, CAP reflects a calculation computed in accordance with the PvP rules, including adjusted values for unvested and vested equity awards during the covered years based on either year-end or vesting date stock prices and various accounting valuation assumptions. CAP generally fluctuates due to stock price performance.

Pay Versus Performance
							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Summary Compensation Table Total for Former PEO	Compensation Actually Paid to Former PEO	Average Summary Compensation Table Total for Non- PEO NEOs	Average Compensation Actually Paid to Non- PEO NEOs	Elastic Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($000)	Company- Selected Measure: Total Revenue ($000)
(1)	(2)	(3)	(2)	(3)	(2)	(4)	(5)	(6)		(7)
2025	$14,348,734	$6,354,116	$—	$—	$5,868,698	$1,532,209	$134	$265	$(108,114)	$1,483,296
2024	$12,467,850	$30,137,183	$—	$—	$6,549,084	$11,342,190	$159	$233	$61,720	$1,267,321
2023	$13,740,871	$9,400,758	$—	$—	$7,962,040	$5,512,862	$89	$170	$(236,161)	$1,068,989
2022	$17,888,070	$12,888,629	$7,883,912	$2,918,134	$4,869,634	$(514,756)	$119	$157	$(203,848)	$862,374
2021	$—	$—	$10,565,607	$28,825,505	$6,642,551	$13,659,402	$188	$154	$(129,434)	$608,489

(1)Ashutosh Kulkarni served as our PEO for the entirety of fiscal years 2023, 2024, and 2025 and from January 11, 2022 to the end of fiscal year 2022 on April 30, 2022. Shay Banon (our “Former PEO”) served as the PEO for the entirety of fiscal year 2021 and during fiscal year 2022 from May 1, 2021 to January 11, 2022. Mr. Kulkarni served as a non-PEO NEO (“Reported NEO”) during fiscal year 2021 and during fiscal year 2022 until his appointment to PEO on January 11, 2022. Mr. Banon served as a Reported NEO during fiscal year 2022 from January 11, 2022 until the end of fiscal year 2022 on April 30, 2022 and during the entirety of fiscal years 2023 and 2024. For the purposes of this pay versus performance disclosure, both our PEO and Former PEO are included solely as PEOs in fiscal year 2022.

Pay Versus Performance | Elastic 2025 Proxy Statement 70

Our Reported NEOs for the specified covered years were as follows:
2025: Messrs. Banon, Welihinda, Dodds, Exner, Moorjani, and Prengel
2024: Messrs. Banon, Moorjani, Dodds, and Exner
2023: Messrs. Banon, Moorjani, and Exner and Ms. Herzog
2022: Mr. Moorjani, Paul Appleby, and W.H. Baird Garrett
2021: Messrs. Kulkarni, Moorjani, Appleby, and Garrett

(2)Amounts shown in these columns represent (i) the total compensation reported in the “Total” column of the Summary Compensation Table for the specified covered years in the case of our PEO, (ii) the total compensation reported in the “Total” column of the Summary Compensation Table for the specified covered years in the case of our Former PEO, and (iii) the average of the total compensation reported in the “Total” column of the Summary Compensation Table for the Reported NEOs for the specified covered years.

(3)Amounts shown in these columns represent the compensation actually paid to our PEO and our Former PEO for the specified covered years, as calculated pursuant to the PvP rules. The compensation actually paid reflects the following adjustments to the Summary Compensation Table equity awards reported for the PEO and the Former PEO for that fiscal year.

PEO A. Kulkarni
+/-		2025
	Summary Compensation Table - Total Compensation	$14,348,734
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$12,999,970
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$8,789,900
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(3,691,996)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$1,302,569
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(1,341,661)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$53,461
=	Compensation Actually Paid	$6,354,116
Equity Award values are calculated in accordance with FASB ASC Topic 718. The valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant. The compensation actually paid for the other covered years reflects similar types of adjustments to the Summary Compensation Table equity awards reported for the PEO and the Former PEO for those covered years.

(4)Amounts shown in this column represent the average compensation actually paid to the Reported NEOs for the covered years, as calculated pursuant to the PvP rules. The average compensation actually paid for fiscal year 2025 reflects the following adjustments to the Summary Compensation Table equity awards reported for the Reported NEOs for that fiscal year.

Pay Versus Performance | Elastic 2025 Proxy Statement 71

Reported NEO Average
+/-		2025
	Summary Compensation Table - Total Compensation	$5,868,698
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	$5,160,516
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	$3,232,155
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	$(668,581)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	$286,184
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(182,200)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$1,843,531
=	Compensation Actually Paid	$1,532,209
See footnote (1) for the Reported NEOs included in the average for each specified covered year. Mr. Kulkarni is included as a Reported NEO only for fiscal year 2021, while Mr. Banon is included as a Reported NEO for fiscal years 2023 and 2024.

Equity Award values are calculated in accordance with FASB ASC Topic 718. The valuation methodology used to calculate fair values did not materially differ from those disclosed at the time of grant. The average compensation actually paid for the other covered years reflects similar types of adjustments to the Summary Compensation Table equity awards reported for the Reported NEOs for those covered years.

(5)The cumulative TSR for the Company is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend investment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Each of these yearly percentage changes was applied to a deemed fixed investment of $100 at the beginning of the measurement period to produce the covered year-end values of such investment.

(6)Peer group total shareholder return represents the cumulative shareholder return of the S&P 500 Information Technology Index, which we presented in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2025. For each covered year, our peer group TSR was calculated based on a deemed fixed investment of $100 through the measurement period, assuming dividend investment for the peer group, weighted according to the respective companies’ stock market capitalization at the beginning of the measurement period.

(7)Our total revenue is a key driver of our performance and stockholder value creation. Total revenue was the sole performance metric used for our performance share unit awards for fiscal 2025, and had a 35% weighting among the performance measures used to determine annual bonuses under the Fiscal Year 2025 Bonus Plan. For more information on our use of this financial measure in executive pay decisions, see the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis – Compensation Policies and Practices – Setting Target Total Direct Compensation.”

Relationship Between Pay and Performance
We provide information below about the relationship between the CAP to our PEO and other NEOs for the covered years as shown in the pay versus performance table above and the performance measures shown in the table, consisting of:
•our cumulative TSR;
•our net income; and
•our total revenue.
CAP, as calculated pursuant to the PvP rules, reflects cash compensation actually paid as well as changes to the fair values of equity awards during the years shown in the tables below based on year-end
Pay Versus Performance | Elastic 2025 Proxy Statement 72

or vesting date stock prices, and various accounting valuation assumptions. Because of the manner in which it is calculated, the CAP as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. CAP generally fluctuates annually due to changes in our stock price from year to year as well as varying levels of actual achievement of performance goals.

Pay Versus Performance | Elastic 2025 Proxy Statement 73

Most Important Financial Performance Measures
The following is a list of financial performance measures that we believe represent the most important financial performance measures linking CAP to our NEOs with Company performance for fiscal year 2025. These measures were used to determine payouts under our Bonus Plan and PSU Plan for fiscal year 2025, as discussed in the section of this proxy statement titled “Execution Compensation—Compensation Discussion and Analysis.” The measures in this table are not ranked.
•Total revenue
•Cloud revenue
•Non-GAAP operating margin
For a description of how we calculate cloud revenue and non-GAAP operating margin, see the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis – Compensation Policies and Practices – Setting Target Total Direct Compensation.”

Pay Versus Performance | Elastic 2025 Proxy Statement 74

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our ordinary shares to file with the SEC reports on Forms 3, 4, and 5 of their beneficial ownership of our equity securities and changes in such ownership.

Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in fiscal year 2025, except that, due to an administrative error, one Form 4 was filed one day late for Navam Welihinda, an executive officer, on March 12, 2025 with respect to an equity grant under our Stock Plan received on March 8, 2025.
Delinquent Section 16(a) Reports | Elastic 2025 Proxy Statement 75

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS
The following describes our policies and procedures regarding certain transactions in which we have been or are to be a participant and in which any of our “related persons,” had or will have a direct or indirect material interest. Our related persons consist of the following:
•    our directors;
•    our director nominees;
•    our executive officers;
•    beneficial owners of more than 5% of our ordinary shares; and
•    any immediate family member, as defined in SEC rules, of any director, director nominee or executive officer.
Policies and Procedures for Transactions with Related Persons
The Audit Committee, in accordance with its charter and with a written policy adopted by the board of directors, is charged with the responsibility to review and approve any transactions with related persons.
Pursuant to our policy, other than the exceptions specified below, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) we or any of our subsidiaries is a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any related person has, had or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity) (a “related person transaction”) must be approved or ratified by the Audit Committee. Related person transactions involving a member of the board of directors must also comply with conflict of interest provisions set forth in our board rules available on our website.
In approving, ratifying, or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee or board of directors, including:
•whether the transaction is in, and not inconsistent with, the best interests of the Company and its stakeholders;
•whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
•the extent of the related person’s interest in the transaction;
•whether there are business reasons for the Company to enter into the related person transaction;
•whether the related person transaction would impair the independence, under applicable NYSE, SEC or Dutch Corporate Governance Code requirements, of a non-executive director, including the ability of any director to serve on the Compensation Committee of the board of directors; and
•whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the
Certain Relationships and Related Party Transactions | Elastic 2025 Proxy Statement 76

transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.
Our board of directors has determined that certain transactions will not require approval, including:
•certain employment arrangements of executive officers;
•director compensation;
•any transaction where the related person’s interest arises solely from the ownership of a class of the Company’s equity securities, and all holders of that class of the Company’s equity securities received the same benefit on a pro rata basis, such as in connection with the payment of dividends on such class;
•any transaction available to all U.S. employees generally;
•transactions with another company, where a related person’s only relationship is as an employee (other than an executive officer), non-executive director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenues; or
•charitable contributions by the Company to an organization where the related person’s only relationship with such organization is as an employee (other than an executive officer) or non-executive director, provided that the aggregate amount involved in such transaction does not exceed $1,000,000 or 2% of the recipient’s total annual receipts.
There were no transactions during fiscal 2025 that required the Audit Committee’s approval under the foregoing policies and procedures.
Certain Relationships and Related Party Transactions | Elastic 2025 Proxy Statement 77

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of April 30, 2025 with respect to compensation plans under which our ordinary shares may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,283,149	$42.16	23,291,765
Equity compensation plans not approved by security holders(2)	—	—	—
Total	8,283,149	$42.16	23,291,765
(1)This value is calculated based on the exercise price of options outstanding under the Stock Plan.
(2)Excludes outstanding options to acquire (i) 8,788 ordinary shares as of April 30, 2025 that we assumed in connection with our acquisition of Endgame, Inc. (“Endgame”), (ii) 6,855 ordinary shares as of April 30, 2025 that we assumed in connection with our acquisition of Build Security Ltd. (“Build”), and (iii) 1,195 ordinary shares as of April 30, 2025 that we assumed in connection with our acquisition of cmdWatch Security Inc. (“Cmd”). The weighted average exercise price of these outstanding options was $71.46, $9.46, and $10.49 as of April 30, 2025 for the options assumed in connection with the Endgame acquisition, the Build acquisition and the Cmd acquisition, respectively. In connection with these acquisitions, we have assumed only outstanding options, and no further options may be granted under the stock plan of any of the acquired companies.

Equity Compensation Plan Information | Elastic 2025 Proxy Statement 78

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information with respect to the beneficial ownership of our ordinary shares as of August 21, 2025, except as noted below, for:
•each person who beneficially owned more than 5% of our ordinary shares; and
•the following persons:
◦each of our named executive officers listed in the Fiscal 2025 Summary Compensation Table in the “Executive Compensation” of this proxy statement;
◦each of our current directors and director nominees; and
◦all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all ordinary shares that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership was based on 106,270,940 ordinary shares outstanding as of August 21, 2025. In accordance with SEC rules, in computing the number of ordinary shares beneficially owned by a person and the percentage ownership of such person, we deemed to be beneficially owned any ordinary shares subject to options held by the person that were exercisable or will be exercisable as of or within 60 days after August 21, 2025 and any ordinary shares issuable to the person pursuant to RSUs that were vested as of August 21, 2025 or will vest within 60 days after August 21, 2025. In accordance with SEC rules, we did not deem such shares outstanding, for the purpose of computing the percentage ownership of any other person.
Beneficial Ownership of Significant Shareholders
Unless otherwise indicated, the address of each beneficial owner of more than 5% of our ordinary shares shown in the tables below is c/o Elastic N.V., 88 Kearny St., Floor 19, San Francisco, CA 94108.

Name of Beneficial Owner	Total Shares Beneficially Owned	%
The Vanguard Group (1)	8,569,126	8.1
Steven Schuurman (2)	6,004,600	5.7
Shay Banon (3)	6,855,928	6.4
BlackRock, Inc. (4)	5,363,119	5.0
(1)The information regarding “Total Shares Beneficially Owned” is as of December 29, 2023 and based solely on the information provided by The Vanguard Group (“Vanguard”) in a Schedule 13G/A filed on February 13, 2024 and reporting ownership as of December 29, 2023. Vanguard reports that it has sole dispositive power over 8,444,221 ordinary shares, shared voting power over 36,315 ordinary shares, and shared dispositive power over 124,905 ordinary shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)See the table “Beneficial Ownership of Management” below for additional information about Mr. Schuurman’s beneficial ownership.
(3)See the table “Beneficial Ownership of Management” below for additional information about Mr. Banon’s beneficial ownership.
(4)This information is as of June 30, 2025 and based solely on the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G filed on July 17, 2025 and reporting ownership as of June 30, 2025. BlackRock reports that it has sole voting power over 5,142,975 ordinary shares and sole dispositive power over 5,363,119 ordinary shares. The address for BlackRock is 50 Hudson Yards, New York, NY, 10001.
Security Ownership | Elastic 2025 Proxy Statement 79

Beneficial Ownership of Management

	Number of
Name of Beneficial Owner	Shares Owned (1)	Awards Vesting Within 60 Days (2)	Stock Options Exercisable Within 60 Days (3)	Total Shares Beneficially Owned	%
Ashutosh Kulkarni	144,013	40,153	238,083	422,249	*
Navam Welihinda	3,899	8,511	—	12,410	*
Shay Banon (4)	6,732,037	11,293	112,598	6,855,928	6.4
Mark Dodds	18,897	10,837	—	29,734	*
Ken Exner	76,017	16,367	43,540	135,924	*
Janesh Moorjani (5)	104,552	—	—	104,552	*
Eric Prengel	7,067	4,138	—	11,205	*
Sohaib Abbasi	5,908	2,666	—	8,574	*
Paul Auvil	22,627	2,666	—	25,293	*
Alison Gleeson	6,577	2,666	—	9,243	*
Shelley Leibowitz	5,577	2,666	—	8,243	*
Caryn Marooney	11,393	2,666	—	14,059	*
Chetan Puttagunta	8,064	2,666	—	10,730	*
Steven Schuurman (6)	6,004,600	—	—	6,004,600	5.7
All current executive officers and directors as a group (13 persons)	13,062,703	113,677	411,571	13,587,951	12.7
__________________
*    Represents less than 1%.

(1)Consists of ordinary shares outstanding as of August 21, 2025.
(2)Consists of ordinary shares issuable upon vesting of RSUs (including, as applicable, PSUs) scheduled to vest as of or within 60 days after August 21, 2025.
(3)Consists of ordinary shares subject to options exercisable as of or within 60 days after August 21, 2025.
(4)2,254,978 of the “Shares Owned” by Mr. Banon are beneficially owned indirectly through a fund for joint account (the "fund"), which fund is owned by Mr. Banon’s minor children. Mr. Banon has sole control of such fund and remains the indirect beneficial owner of the shares owned by such fund.
(5)Of the “Shares Owned” by Mr. Moorjani, 44,474 shares are beneficially owned indirectly through a family trust in which Mr. Moorjani and his spouse are trustees.
(6)Shares are held by CMXI B.V. (“CMXI”). Clavis Family Services B.V. is the sole director of CMXI. Mr. Schuurman, the controlling shareholder of CMXI, has sole voting and dispositive power over all such shares.
Security Ownership | Elastic 2025 Proxy Statement 80

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Q:	Why am I receiving these proxy materials?
A:
You are receiving these proxy materials because you were a shareholder of record or beneficial owner of our ordinary shares as of 5:00 PM, Eastern Daylight Time (“EDT”) on September 2, 2025 (the “Record Date”) for the Annual Meeting. The board of directors is soliciting voting proxies for use at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy. If you are a beneficial owner of shares held in street name (a “beneficial owner”) and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. As a shareholder, you are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement.

See the question entitled “What is the difference between holding shares as a shareholder of record or as a beneficial owner?” below for important details regarding different forms of share ownership.

The enclosed voting materials allow you to have your shares voted without attending the Annual Meeting. Your vote is important. We encourage you to submit your proxy or voting instructions as soon as possible. These proxy materials are being made available or distributed to you on or about September 5, 2025.

Q:	What proposals will be voted on at the Annual Meeting?
A:	Shareholders will be asked to adopt voting proposals no. 1, no. 2, no. 3, no. 4, no. 5, no. 6, no. 7, no. 8, no. 9, and no. 10 as described in this proxy statement.
Q:	How does the board of directors recommend that I vote?
A:	After careful consideration, the board of directors unanimously recommends that the Company’s shareholders vote:
•“FOR” the appointment of the nominee for executive director of the Company and the nominee for non-executive director of the Company (“voting proposal no. 1”);
•“FOR” the adoption of the Company’s Dutch Statutory Annual Accounts (“voting proposal no. 2”);
•“FOR” the appointment of PricewaterhouseCoopers Accountants N.V. as the Company’s external auditor of the Company’s Dutch Statutory Annual Accounts for fiscal year 2026 (“voting proposal no. 3”);
•“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for fiscal year 2026 (“voting proposal no. 4”);

•“FOR” the grant of full discharge to the executive directors of the Company who were in office during fiscal year 2025 from liability for their duties performed as executive directors of the Company during fiscal year 2025 (“voting proposal no. 5”);

•“FOR” the grant of full discharge to the non-executive directors of the Company who were in office during fiscal year 2025 from liability for their duties performed as non-executive directors of the Company during fiscal year 2025 (“voting proposal no. 6”);

Questions and Answers | Elastic 2025 Proxy Statement 81

•“FOR” the approval to authorize the board of directors to issue ordinary shares and grant rights to acquire ordinary shares (“voting proposal no. 7”);
•“FOR” the approval to authorize the board of directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights (“voting proposal no. 8”);

•“FOR” the approval to authorize the board of directors to repurchase shares in the capital of the Company (“voting proposal no. 9”); and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this proxy statement (“voting proposal no. 10”).
Q:	May I attend the Annual Meeting?
A:
You may attend the Annual Meeting if, on the Record Date, you were a shareholder of record or a beneficial owner. If you would like to attend the Annual Meeting in person, you must notify the Company by submitting your name and number of registered shares to the Company’s e-mail address ir@elastic.co by 8:00 PM, EDT on September 25, 2025. You will be asked to show photo identification and the following:

•If you are a shareholder of record, your paper proxy card that includes your name, or admission ticket that you received with a paper proxy card or that you obtained from our shareholder voting site at www.proxyvote.com; or

•If you are a beneficial owner, the voting instruction card you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your share ownership on the Record Date.

We will not be able to accommodate guests at the Annual Meeting, including guests of our shareholders, without proper evidence of share ownership as of the Record Date.
The Annual Meeting will begin promptly at 5:00 PM, Central European Summer Time (“CEST”), and you should leave ample time for the check-in procedures.
Q:	Where is the Annual Meeting?
A:
The Annual Meeting will be held at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands. Shareholders may request directions to the Annual Meeting by contacting Investor Relations at ir@elastic.co.

Q:	Who is entitled to vote at the Annual Meeting?
A:
You may vote your Elastic ordinary shares if you owned your shares on the Record Date at the time specified in this proxy statement. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented. As of August 21, 2025 (the last practicable date prior to the Record Date and the mailing of the proxy statement), we had 106,270,940 ordinary shares issued and outstanding. See the questions entitled “How can I vote my shares in person at the Annual Meeting?” and “How can I vote my shares without attending the Annual Meeting?” below for additional details.

Questions and Answers | Elastic 2025 Proxy Statement 82

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner?
A:
You are the “shareholder of record” of any shares that are registered directly in your name with Elastic’s transfer agent, Computershare Trust Company, N.A. We have sent the proxy materials directly to you if you are a shareholder of record. As a shareholder of record, you may grant your voting proxy directly to Elastic or to a third party, or vote in person at the Annual Meeting. If you are a shareholder of record and you submit your proxy to us, you direct a civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes to vote your shares in accordance with the voting instructions in your proxy.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf in a brokerage account or by a bank or another intermediary that is the shareholder of record for those shares. If you are a beneficial owner, you did not receive proxy materials directly from Elastic, but your broker, bank, or other intermediary forwarded you the proxy materials and voting instruction card for directing that organization how to vote your shares. You may also attend the Annual Meeting, but because a beneficial owner is not a shareholder of record, you may not vote in person at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?
A:
You may vote shares for which you are the shareholder of record in person at the Annual Meeting. You may vote shares you hold beneficially in street name in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank, or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?
A:	Whether you hold shares as a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting, by the following means:

By Internet—Shareholders of record with Internet access may direct how their shares are voted by following the “Vote by Internet” instructions on the proxy card until 5:59 AM, CEST on September 30, 2025 (11:59 PM, EDT on September 29, 2025). If you are a beneficial owner, please check the voting instructions in the voting instruction card provided by your broker, bank, or other intermediary for Internet voting availability.

By telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by following the “Vote by Phone” instructions on the proxy card until 5:59 AM, CEST on September 30, 2025 (11:59 PM, EDT on September 29, 2025). If you are a beneficial owner, please check the voting instructions in the voting instruction card provided by your broker, bank, or other intermediary for telephone voting availability.

By mail—If you submit your proxy instructions by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you are a beneficial owner, you may vote by mail by following the instructions for voting by mail in the voting instruction card provided by your broker, bank, or other intermediary.

Questions and Answers | Elastic 2025 Proxy Statement 83

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?
A:
The shareholders of record of at least one-third of the shares entitled to vote at the Annual Meeting must either (1) be present in person at the Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the Annual Meeting.

Q:	What is the voting requirement to approve the proposals?
A:
The nominees named in voting proposal no. 1 will be appointed to the board of directors unless a two-thirds majority of the votes cast at the Annual Meeting, which votes must represent more than one-half of the issued and outstanding share capital, are cast against the proposal.

Approval of each of voting proposals no. 2, no. 3, no. 4, no. 5, no. 6 no. 7, no. 9, and no. 10 requires the affirmative vote of a simple majority of votes cast for the voting proposal at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented. Approval of voting proposal no. 8 requires the affirmative vote of a two-thirds majority of the votes cast at the Annual Meeting where at least one-third of the issued and outstanding ordinary shares of the Company are represented, provided that the affirmative vote of a simple majority of the votes cast will be sufficient for approval if at least half of the issued and outstanding ordinary shares of the Company are represented. Although voting proposal no. 10, commonly referred to as the “say-on-pay” vote, is advisory and not binding, our board of directors and Compensation Committee will review the voting results on this proposal and take them into consideration in determining the compensation of our named executive officers.

Q:	What will happen if I fail to submit proxy or voting instructions or abstain from voting?
A:
If you are the shareholder of record and you fail to submit proxy instructions or abstain from voting, such failure or abstention will have no effect on the outcome of the voting proposals, assuming a quorum is present. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have discretion to vote on the non-routine matters that will be proposed at the Annual Meeting. If you instruct the organization to abstain from voting, your instructions will have no effect on the outcome of the voting proposals. If you are a beneficial owner and you fail to provide the organization that is the shareholder of record for your shares with voting instructions, the organization will have discretion to vote your shares on the voting proposals that are considered “routine” matters under the rules of the NYSE. Voting proposals No. 2, 3, 4, 7, 8, and 9 are considered routine matters.

Q:	What will happen if I submit a proxy but do not specify how my shares are to be voted?
A:
If you are the shareholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted ”for” the appointment of each director nominee named in voting proposal no. 1 and “for” each of the other voting proposals.

If you are a beneficial owner and you do not provide the organization that is the shareholder of record for your shares with voting instructions, the organization will not have the discretion to vote your shares on the voting proposals that are not considered “routine” matters under the rules of the NYSE. Voting proposals no. 1, 5, 6, and 10 are not considered “routine” matters under those rules. Consequently, if you want your shares to count on the outcome of the non-routine voting proposals, you must instruct the organization that is the shareholder of record for your shares how to vote the shares on those voting proposals.

Questions and Answers | Elastic 2025 Proxy Statement 84

Q:	What is the effect of a broker non-vote?
A:
If you instruct the organization that is the shareholder of record for your shares how to vote the shares on any routine voting proposal, your shares will constitute “broker non-votes” with respect to the non-routine voting proposals if you do not provide the organization voting instructions on those non-routine proposals. There will not be any broker non-votes with respect to the routine voting proposals, as described above. A broker present or represented by proxy will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, and a broker non-vote will be treated as an abstention and therefore not be counted for purposes of determining the number of votes cast with respect to a particular non-routine voting proposal as to which that broker non-vote occurs. Thus, a broker non-vote will not impact our ability to obtain a quorum for the Annual Meeting and will not otherwise affect the outcome of the non-routine voting proposals properly presented for a vote at the Annual Meeting.

Q:	May I change my proxy or voting instructions before my shares are voted at the Annual Meeting?
A:
Yes. Shareholders have the right to revoke their proxy or voting instructions before their shares are voted at the Annual Meeting, subject to the voting deadlines described in the preceding questions. If you are the shareholder of record, you may change your proxy instructions (i) by submitting a new proxy bearing a later date (which will automatically revoke the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the Annual Meeting?;” (ii) by notifying Elastic’s Corporate Secretary via email at ir@elastic.co, prior to your shares being voted; or (iii) by attending the Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request revocation of the proxy. Only the latest dated proxy you submit will be counted.

If you are a beneficial owner, you may generally change your voting instructions by (1) submitting new voting instructions to your broker, bank, or other intermediary or (2) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the Annual Meeting and voting in person. You should consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:	What should I do if I receive more than one proxy card, voting instruction card, or set of proxy materials from my broker, bank or other intermediary?
A:
You may receive more than one proxy card, voting instruction card, or set of proxy materials from your broker, bank, or other intermediary. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. You should complete, sign, date and return each proxy card or voting instruction card that you receive, or follow the voting instructions on such proxy card or voting instruction card you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Elastic or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes, and (3) to facilitate a successful proxy solicitation or a shareholder outreach. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Elastic management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Broadridge Financial Solutions, Inc.
Questions and Answers | Elastic 2025 Proxy Statement 85

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will publish final voting results in a Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four business days of the Annual Meeting.
Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:
Elastic will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Elastic, some of whom may be considered participants in the solicitation, without additional remuneration, by personal interview, telephone, facsimile, or otherwise. Elastic may also request brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the Record Date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Q:	What is householding and how does it affect me?
A:
Only one copy of the proxy statement, the Notice of Annual General Meeting, and Annual Report on Form 10-K for fiscal year 2025 for this annual meeting is being sent to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.
If you received a “householded” mailing this year and would like to receive a separate copy of the proxy materials, we will deliver a copy promptly upon your request submitted to us by e-mail to our Investor Relations Department at ir@elastic.co.

To opt out of householding for future distributions of proxy materials, you may notify us using the contact for the Investor Relations Department provided above.

If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may notify us of your preference using the contact for the Investor Relations Department provided above.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Elastic shares at two different brokerage firms, your household will receive two copies of the Annual Meeting materials, one from each brokerage firm. If you are a beneficial owner, you may request information about householding from your broker, bank, or other intermediary.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations Department by writing via e-mail to ir@elastic.co. If you have questions about the proposals or the information contained in this proxy statement, or wish to obtain additional copies of this proxy statement, or if you are a shareholder of record, additional proxy cards, please contact our Investor Relations Department.
Questions and Answers | Elastic 2025 Proxy Statement 86

SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING
Because Elastic is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time periods apply if shareholders wish to submit a proposal for consideration by Elastic shareholders at the 2026 Annual Meeting. You may submit proposals, including recommendations of director candidates, for consideration at the 2026 Annual Meeting, as follows:
Shareholder proposals for inclusion in Elastic’s proxy materials under SEC rules
Shareholders are eligible to present proper proposals for inclusion in Elastic’s proxy statement and for consideration at the 2026 Annual Meeting by submitting their proposals in writing to Elastic’s Corporate Secretary in a timely manner.
Pursuant to U.S. federal securities laws, shareholder proposals must be received by Elastic’s Corporate Secretary via e-mail at ir@elastic.co no later than April 23, 2026 (120 days before the anniversary date of the release of this proxy statement to shareholders) and must otherwise have complied with the requirements of Rule 14a-8 under the Exchange Act, in order to be included in the proxy statement for the 2026 Annual Meeting.
Shareholder proposals to be brought at the annual general meeting under Dutch law
Under Dutch law and Elastic’s articles of association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2026 Annual Meeting, the shareholder must fulfill the requirements set forth in Dutch law and Elastic’s articles of association, including satisfying both of the following requirements:
•Elastic must receive the proposed agenda item (supported by reasons) or proposed resolution in writing no later than 60 days before the date of the 2026 Annual Meeting (which date has not yet been declared by the Company’s board of directors); and
•the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Elastic’s issued share capital.
An item requested in writing by one or more shareholders and/or other persons entitled to attend the annual general meeting solely or jointly representing at least the percentage of the issued share capital as required by law shall be included in the notice of the meeting or announced in the same manner, if the Company has received the request, including the reasons for the request, no later than on the day prescribed by law. However, the board of directors has the right not to place proposals from persons mentioned above on the agenda if the board of directors judges them to be evidently not in the interest of the Company.
Complete details regarding all requirements that must be met under the advance notice procedure for shareholders who wish to present certain matters at an annual general meeting of shareholders can be found in our articles of association. You can obtain a copy of the relevant articles of association provisions by writing to Elastic’s Corporate Secretary at ir@elastic.co or by accessing Elastic’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not requested for inclusion in Elastic’s proxy materials, should be sent to Elastic’s Corporate Secretary at 88 Kearny St., Floor 19, San Francisco, CA 94108.

Future Shareholder Proposals | Elastic 2025 Proxy Statement 87

ANNUAL REPORT
A copy of our Annual Report on Form 10-K for fiscal year 2025, excluding exhibits, accompanies this proxy statement and the Notice of Annual General Meeting as our annual report to shareholders for fiscal year 2025. A printed copy of the Annual Report on Form 10-K for fiscal year 2025, excluding exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to ir@elastic.co.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC. These documents are also available, free of charge, through the Investor Relations section of our website, which is located at ir.elastic.co.

Elastic 2025 Proxy Statement 88

OTHER MATTERS
Elastic knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.
To the extent that this proxy statement is incorporated by reference into any other filing by Elastic under the Exchange Act or the Securities Act of 1933, the sections of this proxy statement titled “Compensation Committee Report,” “Report of the Audit Committee,” and “Pay Versus Performance Disclosure,” to the extent permitted by SEC rules, will not be deemed incorporated into such a filing, unless specifically provided otherwise in the filing. In addition, such sections and our Annual Report on Form 10-K for fiscal year 2025 will not be deemed to be soliciting material for purposes of the solicitation of proxies in connection with the Annual Meeting.
All website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any website (including the Elastic website) identified in this proxy statement is not a part of, and is not incorporated by reference into, this proxy statement.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.
The Board of Directors of Elastic N.V.
August 28, 2025

Elastic 2025 Proxy Statement 89

APPENDIX A
Reconciliation of Non-GAAP Financial Measures
Reconciliations of the non-GAAP financial measures presented in the section of this proxy statement titled in the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis—Fiscal Year 2025 Financial Highlights” to the most comparable GAAP financial measures are presented below.
In addition to our results determined in accordance with U.S. GAAP, we believe the non-GAAP measures listed below are useful in evaluating our operating performance. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. Investors are encouraged to review the differences between GAAP financial measures and the corresponding non-GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Appendix A | Elastic 2025 Proxy Statement | A-1

Reconciliation of GAAP to Non-GAAP Data
(amounts in thousands, except percentages)
(Unaudited)

	Year Ended April 30,
	2025	2024	2023
Gross Profit Reconciliation:
GAAP gross profit	$1,103,423	$937,242	$772,363
Stock-based compensation expense and related employer taxes	25,830	22,743	18,588
Amortization of acquired intangibles	9,213	12,353	11,781
Non-GAAP gross profit	$1,138,466	$972,338	$802,732
Gross Margin Reconciliation(1):
GAAP gross margin	74.4%	74.0%	72.3%
Stock-based compensation expense and related employer taxes	1.7%	1.8%	1.8%
Amortization of acquired intangibles	0.6%	1.0%	1.1%
Non-GAAP gross margin	76.8%	76.7%	75.1%
Operating (Loss) Income Reconciliation:
GAAP operating loss	$(54,922)	$(129,902)	$(219,172)
Stock-based compensation expense and related employer taxes	269,915	250,459	211,172
Amortization of acquired intangibles	9,213	14,496	16,668
Acquisition-related expenses	682	2,450	5,978
Restructuring and other related charges	225	4,917	31,297
Non-GAAP operating income	$225,113	$142,420	$45,943
Operating Margin Reconciliation(1):
GAAP operating margin	(3.7)%	(10.3)%	(20.5)%
Stock-based compensation expense and related employer taxes	18.2%	19.8%	19.8%
Amortization of acquired intangibles	0.6%	1.1%	1.6%
Acquisition-related expenses	—%	0.2%	0.6%
Restructuring and other related charges	—%	0.4%	2.9%
Non-GAAP operating margin	15.2%	11.2%	4.3%
Net (Loss) Income Reconciliation:
GAAP net (loss) income	$(108,114)	$61,720	$(236,161)
Stock-based compensation expense and related employer taxes	269,915	250,459	211,172
Amortization of acquired intangibles	9,213	14,496	16,668
Acquisition-related expenses	682	2,450	5,978
Restructuring and other related charges	225	4,917	31,297
Litigation settlement	—	(350)	(10,400)
Income tax effects related to the above adjustments(2)	45,916	1,218	6,699
Income tax benefit from the release of a valuation allowance against deferred tax assets	—	(211,342)	—
Non-GAAP net income	$217,837	$123,568	$25,253
Non-GAAP earnings per share attributable to ordinary shareholders, basic(1)	$2.10	$1.24	$0.26
Non-GAAP earnings per share attributable to ordinary shareholders, diluted(1)	$2.04	$1.19	$0.25
Weighted-average shares used to compute non-GAAP earnings per share attributable to ordinary shareholders, basic	103,661,704	99,646,231	95,729,844
Weighted-average shares used to compute non-GAAP earnings per share attributable to ordinary shareholders, diluted	106,848,670	103,980,132	99,273,692
(1) Totals may not sum, due to rounding. Gross margin, operating margin, and earnings per share are calculated based upon the respective underlying, non-rounded data.
Appendix A | Elastic 2025 Proxy Statement | A-2

Reconciliation of GAAP to Non-GAAP Data
Adjusted Free Cash Flow
(amounts in thousands, except percentages)
(Unaudited)

Year Ended April 30,
2025
Net cash provided by operating activities	$266,168
Less: Purchases of property and equipment	(4,345)
Add: Interest paid on long-term debt	23,719
Adjusted free cash flow (1)	$285,542
Net cash used in investing activities	$(118,668)
Net cash provided by financing activities	$40,947
Net cash provided by operating activities (as a percentage of total revenue)	18%
Less: Purchases of property and equipment (as a percentage of total revenue)	—%
Add: Interest paid on long-term debt (as a percentage of total revenue)	1%
Adjusted free cash flow margin	19%
(1) Adjusted free cash flow includes cash paid for restructuring and other charges of $3.8 million during the year ended April 30, 2025.
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and related employer taxes and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Operating Income and Non-GAAP Operating Margin
We define non-GAAP operating income and non-GAAP operating margin as GAAP operating loss and GAAP operating margin, respectively, excluding stock-based compensation expense and related employer taxes, amortization of acquired intangible assets, acquisition-related expenses, and restructuring and other related charges. We believe non-GAAP operating income and non-GAAP operating margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics generally eliminate the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Non-GAAP Net Income and Non-GAAP Earnings Per Share
We define non-GAAP net income as GAAP (loss)/income, excluding stock-based compensation expense and related employer taxes, amortization of acquired intangible assets, acquisition-related expenses, restructuring and other related charges, one-time litigation settlements, the related income tax effect of the foregoing adjustments, and the income tax impact from the release of any valuation allowance against deferred tax assets. We define non-GAAP earnings per share, basic, as non-GAAP net income divided by weighted average shares outstanding and non-GAAP earnings per share, diluted, as non-GAAP net income divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of the company’s employee equity incentive plan awards. We believe non-GAAP earnings per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of certain variables from period to period for reasons unrelated to overall operating performance.
Appendix A | Elastic 2025 Proxy Statement | A-3

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as net cash provided by operating activities adjusted for cash paid for interest on long-term debt less cash used for investing activities for purchases of property and equipment. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue. Adjusted free cash flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.

Appendix A | Elastic 2025 Proxy Statement | A-4

ELASTIC N.V.
88 KEARNY STREET
FLOOR 19
SAN FRANCISCO, CA 94108

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 5:59 AM, CEST on September 30, 2025 or 11:59 PM, EDT on September 29, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 5:59 AM, CEST on September 30, 2025 or 11:59 PM, EDT on September 29, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76858-P36403

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELASTIC N.V.

THE ELASTIC N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR IN ITEM 1 AND "FOR" ITEMS 2, 3, 4, 5, 6, 7, 8, 9 AND 10.

1. Appointment of the following executive director and non-executive director, respectively, each for a term of three (3) years, ending at the close of the Annual General Meeting of 2028

Nominees:	For	Against	Abstain
1a. Ashutosh Kulkarni	☐	☐	☐
1b. Steven Schuurman	☐	☐	☐
2. Adoption of Dutch Statutory Annual Accounts for fiscal year 2025	☐	☐	☐
3. Appointment of PricewaterhouseCoopers Accountants N.V. as the external auditor of the Company's Dutch Statutory Annual Accounts for fiscal year 2026	☐	☐	☐
4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2026	☐	☐	☐

	For	Against	Abstain
5. Grant of full discharge to the Company's executive directors from liability with respect to the performance of their duties during fiscal year 2025	☐	☐	☐
6. Grant of full discharge to the Company's non-executive directors from liability with respect to the performance of their duties during fiscal year 2025	☐	☐	☐
7. Authorization of the Board of Directors to issue ordinary shares and grant rights to acquire ordinary shares	☐	☐	☐
8. Authorization of the Board of Directors to restrict or exclude pre-emptive rights for issuances of ordinary shares and grants of rights	☐	☐	☐
9. Authorization of the Board of Directors to repurchase ordinary shares in the capital of the Company	☐	☐	☐
10. Non-binding advisory vote to approve the compensation of the Company's named executive officers as described in the proxy statement	☐	☐	☐

NOTE: In addition, shareholders will consider and take action upon such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

V76859-P36403

ELASTIC N.V.
Annual General Meeting of Shareholders
September 30, 2025 5:00 PM, Central European Summer Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) any civil law notary of Zuidbroek Corporate Law Notaries and their legal substitutes as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ELASTIC N.V. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 5:00 PM, Central European Summer Time on September 30, 2025, at the Company's offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxy holders with respect to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side